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ALEXION PHARMACEUTICALS, INC.
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121 Seaport Boulevard
Boston, Massachusetts 02210
March 26, 2019
Dear Fellow Shareholder:
You are cordially invited to attend Alexion's 2019 Annual Meeting of Shareholders on Tuesday, May 14, 2019, at the Seaport Hotel, 1 Seaport Lane, Boston, MA 02210, at 5:30 p.m. local time.
We are using the "Notice and Access" method of providing proxy materials to you via the Internet. We are mailing to you a Notice of Internet Availability of Proxy Materials instead of a paper copy of the proxy materials and 2019 annual report.  Notice and Access provides a convenient way for you to access Alexion's proxy materials and vote your shares on the Internet, and also allows us to reduce costs and conserve resources. The Notice includes instructions on how to access our proxy statement and our 2019 annual report and how to vote your shares. The Notice also contains instructions on how to receive a paper copy of the proxy materials (including proxy card) and our 2019 annual report, if you prefer.
Our proxy statement describes the business to be considered at the meeting. Whether or not you plan to be with us, your vote is extremely important. I urge you to vote your shares and be represented at the meeting. If you are viewing the proxy statement on the Internet, you may submit your proxy electronically via the Internet by following the instructions on the Notice and the instructions listed on the Internet site. If you have received a paper copy of the proxy statement and proxy card, you may submit your proxy by completing and mailing the proxy card enclosed with the proxy statement, or you may submit your proxy electronically via the Internet or by telephone by following the instructions on the proxy card.
On behalf of Alexion, I thank you for supporting Alexion's mission of transforming patients' lives. I hope you can attend our annual meeting and look forward to seeing you there.
Very truly yours,
David R. Brennan
Chairman of the Board

121 Seaport Boulevard
Boston, Massachusetts 02210
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
May 14, 2019
Alexion's 2019 Annual Meeting of Shareholders will be held on Tuesday, May 14, 2019, at the Seaport Hotel, 1 Seaport Lane, Boston MA 02210, at 5:30 p.m. local time. This year, we are asking shareholders:

(1)	To elect ten members of the Board of Directors named in the proxy statement, each to serve until the next Annual Meeting and until his or her successor has been duly elected and qualified.

(2)	To ratify the appointment of PricewaterhouseCoopers LLP as Alexion's independent registered public accounting firm for 2019.

(3)	To consider a non-binding advisory vote on 2018 compensation paid to Alexion's named executive officers.

(4)	To vote upon a shareholder proposal, if properly presented at the 2019 Annual Meeting, requesting that the Board amend the proxy access provisions set forth in Alexion's By-laws.

(5)	To transact such other business as may properly come before the 2019 Annual Meeting or any adjournment thereof.
Shareholders of record at the close of business on March 15, 2019 will be entitled to notice of and to vote at the 2019 Annual Meeting or any adjournment of the meeting.
Whether or not you plan to attend the 2019 Annual Meeting, please vote by voting on the Internet, completing and returning a proxy card, or voting by phone at your earliest convenience so that your shares may be represented at the meeting. Alexion will begin mailing its Notice of Internet Availability of Proxy Materials to shareholders on March 26, 2019.
Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held on May 14, 2019:

The Notice of Internet Availability of Proxy Materials, Notice of Annual Meeting of Shareholders, Proxy Statement and the 2018 Annual Report and the means to vote by Internet are available free of charge at: www.proxyvote.com.
March 26, 2019

Ellen Chiniara
Executive Vice President, General Counsel and Corporate Secretary

ALEXION PHARMACEUTICALS, INC. PROXY STATEMENT

Proxy Summary
The summary below highlights information that is described in more detail elsewhere in this proxy statement. This summary does not contain all of the information you should consider, and we urge you to read the entire proxy statement carefully before voting.
General Information (see “General Information” below for more information)

Date:	May 14, 2019
Time:	5:30 p.m. local time
Place:	The Seaport Hotel, 1 Seaport Lane, Boston MA 02210
Record Date:	March 15, 2019

Voting Matters and Vote Recommendation

Voting Matter		Board Recommendation	Page Number for More Detail
Proposal 1	Election of Directors	FOR ALL Nominees	9
Proposal 2	Ratification of PricewaterhouseCoopers LLP as Independent Auditors	FOR	74
Proposal 3	Non-binding Advisory Vote to Approve Executive Compensation	FOR	75
Proposal 4	Shareholder Proposal	AGAINST	76

Corporate Governance
We strive to maintain strong corporate governance practices that protect and enhance accountability and transparency for the benefit of Alexion and all of Alexion's shareholders. We regularly review and continually refine our governance policies to align with evolving practices and issues raised by our shareholders. We believe that our corporate governance structure, with its emphasis on Board independence and strong Board and committee involvement, provides sound and robust oversight of management. Detailed information about our corporate governance practices begins on page 20. The following chart summarizes key information regarding our corporate governance.

2019 Proxy Statement Alexion Pharmaceuticals, Inc.	1

Board and Board Committees*
Number of independent directors	9
Average age of directors	62.1
All Board Committees consist of independent directors	Yes
Risk oversight by Board and Committees	Yes
Separate Chairman and CEO	Yes
Lead Independent Director Charter	Yes
Regular executive sessions of independent directors	Yes
Annual Board and Committee evaluations	Yes
Limits on the number of public company boards on which a director may serve	Yes
Size of the Board	10
Average director tenure (in years)	3.4
Shareholder Rights, Accountability and Other Governance Practices
Annual elections for all directors	Yes
Majority voting for directors	Yes
Proxy access bylaw (3%-3 years)	Yes
Annual advisory vote on executive compensation	Yes
Shareholder ability to call special meetings (25% threshold)	Yes
Shareholder ability to act by written consent	Yes
Stock ownership guidelines for directors and executives	Yes
Prohibition from hedging and pledging securities or otherwise engaging in derivative transactions	Yes
Absence of Rights Plan, or “Poison Pill”	Yes
Absence of supermajority voting provisions	Yes
*The information in the table above is presented for the Board of Directors as of March 15, 2019.

Our Director Nominees
Proposal 1 - Election of Directors
You are being asked to vote on the election of the following ten nominees for director. All directors are elected annually by the affirmative vote of a majority of votes cast. Detailed information about each director’s background, skill sets and areas of expertise can be found beginning on page 9.

2019 Proxy Statement Alexion Pharmaceuticals, Inc.	2

Nominee, Experience	Age	Director Since	Committees				Other Public Boards
			AF	LC	NG	SI
Felix J. Baker Co-Managing Member of Baker Bros. Advisors	50	2015			X	C	4
David R. Brennan Former Interim Chief Executive Officer, Former Chief Executive Officer of AstraZeneca PLC	65	2014		X	X		1
Christopher J. Coughlin Former Executive Vice President and Chief Financial Officer, Tyco	66	2014	C, F	X			1
Deborah Dunsire Chief Executive Officer, H. Lundbeck A/S	56	2018		X		X	1
Paul A. Friedman Chief Executive Officer, Madrigal Pharmaceuticals	76	2017			X	X	2
Ludwig N. Hantson Chief Executive Officer	56	2017					1
John T. Mollen Former Executive Vice President, Human Resources of EMC Corp.	68	2014	X	C			_
Francois Nader Former President and Chief Executive Officer, NPS Pharma	62	2017	X			X	2
Judith A. Reinsdorf Former Executive Vice President and General Counsel, Johnson Controls	55	2018	X		C		1
Andreas Rummelt Chief Executive Officer of InterPharmaLink AG	62	2010			X	X	_
AF - Audit and Finance Committee; LC - Leadership and Compensation Committee; NG - Nominating and Corporate Governance Committee; SI - Science and Innovation Committee;
X - Committee Member; C - Committee Chair; F - Financial Expert

Our Auditors
Proposal 2 - Ratification of PricewaterhouseCoopers LLP as independent auditors
You are being asked to vote to ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2019. Below is summary information about PricewaterhouseCoopers LLP’s fees for services provided in 2018 and 2017. Detailed information about this proposal can be found beginning on page 74.

Fees	2018	2017
Audit fees	$4,384,965	$4,199,984
Audit related fees	$229,840	$485,000
Tax fees	$110,334	$100,445
All other fees	$9,900	$9,000
Total fees	$4,735,039	$4,794,429

2019 Proxy Statement Alexion Pharmaceuticals, Inc.	3

Executive Compensation Matters
Proposal 3 - Non-Binding Advisory Vote on Executive Compensation
Our Board of Directors recommends that shareholders vote to approve, on an advisory basis, the 2018 compensation paid to Alexion’s named executive officers (NEOs), as described in this proxy statement. Detailed information about the compensation paid to our NEOs can be found beginning on page 30. Highlights of our compensation program for 2018 and our compensation best practices follow.

Pay-for-Performance
Compensation tied to the achievement of the Company’s short- and long-term financial, operational and strategic objectives
Since 2016, a larger portion of our annual cash bonus determinations have been based on the achievement of objective goals - 0% objective for 2016, 50% for 2017 and 65% for 2018 - see page 36
Since 2016, we have increased the portion of long-term incentives delivered in performance share units (PSUs) - 25% PSUs for 2016, 50% for 2017 and 65% for 2018 (based on grant date value at target); We did not grant stock options in 2018 - see page 36

Other Compensation Best Practices
We maintain a clawback policy under which cash-and equity-based incentive compensation of our CEO and his direct reports may be recovered by Alexion in the event of a financial restatement
All of our employees, including the NEOs, are prohibited from entering into any hedging, pledging or derivative transactions in our stock
Our equity incentive plan prohibits the repricing or exchange of stock options without shareholder approval
The Leadership and Compensation Committee regularly reviews share utilization levels and Alexion's burn rate
NEOs are required to acquire and hold Alexion stock worth three to six times their base salary within five years of appointment
We do not provide 280G tax gross-ups
The Leadership and Compensation Committee retains an independent compensation consultant

Shareholder Proposal
Proposal 4 - Shareholder Proposal
Our Board of Directors recommends that shareholders vote AGAINST the shareholder proposal. Detailed information about the proposal and the Board’s recommendation can be found beginning on page 76.

2019 Proxy Statement Alexion Pharmaceuticals, Inc.	4

General Information Regarding the Meeting
The Board of Directors of Alexion Pharmaceuticals, Inc. is soliciting your proxy to vote your shares at our 2019 Annual Meeting of Shareholders (Annual Meeting) to be held at 5:30 p.m. local time, on Tuesday, May 14, 2019 for the purposes summarized in the accompanying Notice of 2019 Annual Meeting of Shareholders. Our 2018 Annual Report is also available with this proxy statement.
References in this proxy statement to “Alexion” or the “Company,” “we,” “us,” and “our” refer to Alexion Pharmaceuticals, Inc.
The mailing address of our principal executive offices is Alexion Pharmaceuticals, Inc., 121 Seaport Boulevard, Boston, MA 02210. We will begin mailing the Notice of Internet Availability of Proxy Materials to shareholders on March 26, 2019. We will make arrangements with brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy materials to the beneficial owners of shares and will reimburse them for their expenses in so doing.
Why are we soliciting proxies?
We are furnishing this proxy statement and form of proxy to the holders of Alexion's common stock, par value $0.0001 per share, in connection with the solicitation by our Board of Directors of proxies for use at our 2019 Annual Meeting.
When and where is the 2019 Annual Meeting?
The 2019 Annual Meeting will be held on Tuesday, May 14, 2019 at the Seaport Hotel, 1 Seaport Lane, Boston, MA 02210 at 5:30 p.m. local time, or at any future date and time following an adjournment or postponement of the meeting.
What business will be conducted at the 2019 Annual Meeting?
The business to be considered at the 2019 Annual Meeting is described in the accompanying Notice of Annual Meeting of Shareholders. Alexion's Board of Directors is not currently aware of any other business that will come before the meeting.
Who can vote?
The record date for voting is March 15, 2019. Only shareholders of record at the close of business on March 15, 2019 are entitled to notice of and to vote at the 2019 Annual Meeting and any adjournment or postponement of the meeting. On March 15, 2019, there were 224.3 million shares of our common stock outstanding. Each share is entitled to one vote on each of the matters to be presented at the 2019 Annual Meeting.
Who can attend the 2019 Annual Meeting?
Attendance at the 2019 Annual Meeting will be limited to record or beneficial owners of Alexion common stock as of March 15, 2019 (or their authorized representatives). When you arrive at the meeting, you must present photo identification, such as a driver's license. If your shares are held by a bank, broker or other nominee, you must also present your bank or broker statement evidencing your beneficial ownership of Alexion common stock to gain admission to the 2019 Annual Meeting. Alexion reserves the right to deny admittance to anyone who cannot show sufficient proof of share ownership as of March 15, 2019.

2019 Proxy Statement Alexion Pharmaceuticals, Inc.	5

Why did I receive a "Notice of Internet Availability of Proxy Materials" but no proxy materials?
We are distributing our proxy materials to certain shareholders via the Internet under the “Notice and Access” approach permitted by rules of the Securities and Exchange Commission, or SEC. This approach conserves natural resources and reduces our distribution costs, while providing a timely and convenient method of accessing the materials and voting. On March 26, 2019, we will begin mailing a “Notice of Internet Availability of Proxy Materials” to participating shareholders, containing instructions on how to access the proxy materials on the Internet.
What does it mean if I receive more than one Notice of Annual Meeting of Shareholders?
If you receive more than one Notice of Annual Meeting of Shareholders, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on each Notice of Annual Meeting of Shareholders to ensure that all of your shares are voted.
Can I access the proxy materials on the Internet?
This Notice of Annual Meeting of Shareholders and proxy statement and our 2018 Annual Report are available at www.proxyvote.com. Instead of receiving future proxy statements and accompanying materials by mail, most shareholders can elect to receive an email that will provide electronic links to them. Opting to receive your proxy materials online will conserve natural resources and will save us the cost of producing documents and mailing them to you, and will also give you an electronic link to the proxy voting site.
How do I vote?
Whether or not you plan to attend the 2019 Annual Meeting, it is important that you vote.
If you own shares in your own name (a record owner), you can vote any one of four ways:

■	By Internet: Go to the Internet website – www.proxyvote.com – and follow the instructions. You must vote by 11:59 P.M. Eastern on May 13, 2019.

■
By Telephone: Call the toll-free number 800-690-6903 to vote by telephone. You must follow the instructions on your proxy card and the recorded telephone instructions. You must vote by 11:59 P.M. Eastern on May 13, 2019.

■
By Mail: Mark, sign and date the proxy card and return it promptly in the self-addressed, stamped envelope. If a proxy card is signed and returned without instructions, your shares will be voted in the manner recommended by our Board of Directors. Your proxy card must be received by May 13, 2019.

■	In Person: You can attend the 2019 Annual Meeting to vote by ballot.
If your shares are held in a brokerage account in your broker's name, you will receive voting instructions from your bank, broker or other nominee that you must follow in order for your shares to be voted. Internet and telephone voting also will be offered to shareholders owning shares through most banks and brokers (if your bank or broker offers Internet or telephone voting, you will need to follow the instructions provided by your bank or broker to vote using the Internet or telephone).
If you vote via the Internet or by telephone, your electronic vote authorizes the named proxies in the same manner as if you signed, dated and returned your proxy card. If you vote via the Internet or by telephone, you should not mail a proxy card.

2019 Proxy Statement Alexion Pharmaceuticals, Inc.	6

How can I change or revoke my vote?
You may revoke the authority granted by your execution of a proxy at any time prior to the 2019 Annual Meeting by:

■	filing a timely written notice of revocation with the Corporate Secretary, Alexion Pharmaceuticals, Inc., 121 Seaport Boulevard, Boston, MA 02210;

■	mailing a duly executed proxy bearing a later date;

■	re-voting by phone or the Internet prior to the date and time described in this proxy statement; or

■	voting in person at the 2019 Annual Meeting.
Only your latest vote will be counted at the 2019 Annual Meeting.
What constitutes a quorum?
The holders of a majority of the outstanding shares of common stock entitled to vote must be present in person or represented by proxy to constitute a quorum at the 2019 Annual Meeting. Abstentions and "broker non-votes" (as described below) will be counted for purposes of determining the presence of a quorum.
What vote is required for each proposal?

		Board's Recommendation	Broker Discretionary Voting Allowed	Abstentions	Required Vote
Proposal 1	Election of Directors	FOR ALL Nominees identified in this Proxy Statement	No	No effect	Majority of votes cast
Proposal 2	Ratification of PricewaterhouseCoopers LLP as independent auditors for 2019	FOR	Yes	No effect	Majority of votes cast
Proposal 3	Non-binding Advisory Vote on 2018 Executive Compensation	FOR	No	No effect	Majority of votes cast
Shareholder Proposal
Proposal 4	Requesting that the Board Amend the Proxy Access Provisions in Alexion's Bylaws	AGAINST	No	No effect	Majority of votes cast

How do I make sure my vote will be counted?
If you are a record holder on the Record Date for the 2019 Annual Meeting you must vote by telephone, by Internet, by signing, dating and returning a printed proxy card, or by attending the 2019 Annual Meeting.
If you are the beneficial owner of shares held in "street name," your bank, broker or other nominee, as the record holder of the shares, is required to vote those shares in accordance with your instructions. If instructions are not provided, the broker's ability to vote the shares depends on the proposal. Your bank, broker or other nominee has discretionary authority to vote your shares on "routine" matters, even absent instructions. A broker may not, however, vote on "non-routine" matters without receiving specific voting

2019 Proxy Statement Alexion Pharmaceuticals, Inc.	7

instructions from you. Uninstructed shares whose votes cannot be counted on non-routine matters result in what are commonly referred to as "broker non-votes."
If you are the beneficial owner of your shares of Alexion common stock and do not give your broker voting instructions, your broker (1) will be entitled to vote your shares on the ratification of our independent accounting firm for 2019 and (2) will not be entitled to vote your shares on the election of directors, the advisory vote on 2018 executive compensation, or the shareholder proposal.
We urge you to timely provide instructions to your bank, broker or other nominee so that your votes may be counted on all of these important matters.
Who solicits proxies and bears the costs of solicitation?
Proxies may be solicited, without extra compensation, by officers, agents and employees of Alexion who may communicate with shareholders, banks, brokerage houses and others by telephone, facsimile, email or in person to request that proxies be furnished. All expenses incurred in connection with this solicitation will be paid for by Alexion.

2019 Proxy Statement Alexion Pharmaceuticals, Inc.	8

Proposal No. 1 – Election Of Directors
Ten directors have been nominated for election at the 2019 Annual Meeting to serve until the next annual meeting of shareholders and until their successors have been duly elected and qualified. In the event any of the nominees are unable to serve as a director, the shares represented by the proxy will be voted for such other candidate, if any, who is nominated by the Board to replace the nominee. All nominees have consented to be named in the proxy statement and have indicated their intent to serve if elected. The Board has no reason to believe that any of the nominees will be unable to serve. Pursuant to our By-Laws, Alexion's directors are elected by majority vote in uncontested director elections, such as this one. The voting standard for contested director elections is a plurality standard. The majority voting standard provides that a nominee for director in an uncontested election will be elected to Alexion's Board if the votes cast "for" such nominee's election exceed the votes cast "against" such nominee's election. In an uncontested election, an incumbent director nominee who does not receive the required votes for re-election is required to tender his or her resignation and the Nominating and Corporate Governance Committee will recommend to the Board whether to accept or reject the resignation. Within 90 days following certification of the election results, the Board will act on the committee's recommendation and publicly disclose the Board's decision regarding the tendered resignation, including the rationale for the decision.
The number of candidates for election as directors at the 2019 Annual Meeting is the same as the number of directors to be elected at the meeting. Therefore, this is an uncontested election and directors will be elected by the affirmative vote of a majority of the votes cast by the shares present or represented and entitled to vote at the 2019 Annual Meeting, in person or by proxy.
THE BOARD OF DIRECTORS DEEMS "PROPOSAL NO. 1 – ELECTION OF DIRECTORS" TO BE IN THE BEST INTERESTS OF ALEXION AND OUR SHAREHOLDERS AND RECOMMENDS A VOTE "FOR" EACH NOMINEE.

2019 Proxy Statement Alexion Pharmaceuticals, Inc.	9

General Information About The Board Of Directors
Each director nominee, if elected, will serve until the next annual meeting of shareholders and until his or her successor has been duly elected and qualified. Each officer of the Company serves at the discretion of the Board. Dr. Hantson is party to an employment agreement with Alexion.
The Board seeks independent directors who represent a range of viewpoints, backgrounds, skills, experience and expertise. Directors should possess the attributes necessary to be an effective member of the Board, including the following: personal and professional integrity, high ethical values, sound business judgment, demonstrated exceptional business and professional skills and experience, teamwork and a commitment to the long-term interests of Alexion and its shareholders. In evaluating candidates, the Nominating and Corporate Governance Committee also considers potential conflicts of interest, diversity, the requirement to maintain a Board that is composed of a majority of independent directors, and the extent to which a candidate would fill a present or anticipated need. In any particular situation, the Nominating and Corporate Governance Committee may focus on individuals possessing a particular background, experience or qualifications which the committee believes would be important to enhance the effectiveness of the Board. In early 2019, the Nominating and Corporate Governance Committee adopted the "Rooney Rule" under which the Committee agreed to include, and have any search firm that it engages include, gender and ethnic diverse candidates in the pool from which the Committee recommends director candidates.
The current Alexion directors represent a desirable range of viewpoints, backgrounds, skills, experience and expertise. The biography of each director nominee and a description of certain specific experiences, qualifications, attributes and skills of each director that led the Board to conclude that the individual should serve as a director are described below.
To align with Alexion's corporate strategy announced in 2017, the Board undertook a significant refreshment exercise to primarily add directors with biopharmaceutical experience as chief executive officers. The Board has appointed four independent directors since September 2017 with deep industry experience, including three industry veterans and former and current chief executive officers. If all nominees are elected at the annual meeting, the Board will consist of 90% independent directors, with average tenure of approximately 3.4 years.

2019 Proxy Statement Alexion Pharmaceuticals, Inc.	10

Felix J. Baker
Age: 50
Dr. Baker is Co-Managing Member of Baker Bros. Advisors LP, an investment adviser focused on investments in life science and biotechnology companies. Dr. Baker and his brother, Julian Baker, started their fund management careers in 1994 when they co-founded a biotechnology investing partnership with the Tisch Family. Dr. Baker holds a B.S. and a Ph.D. in Immunology from Stanford University, where he also completed two years of medical school.

Alexion Director Since: 2015
Committee Memberships: Nominating and Corporate Governance, Science and Innovation (Chair)
Other Public Company Directorships
Current: Genomic Health, Inc., Seattle Genetics, Inc., Kodiak Sciences, Inc., Kiniksa Pharmaceuticals, LTD.
Past 5 Years: Synageva BioPharma Corp., Ardea Bioscience, Inc.

Qualifications
■ Broad experience serving as both a director and investor of biotechnology companies providing a strategic perspective of the industry
■ Extensive experience evaluating and developing strategic business plans in the biotechnology industry
■ Deep transaction experience in the biotechnology industry providing tremendous value in evaluating external opportunities
■ Significant industry and product development knowledge from a more than 25 year career investing in biotechnology companies

David R. Brennan, Chairman of the Board
Age: 65
Mr. Brennan served as Interim Chief Executive Officer of Alexion from December 11, 2016 to March 27, 2017. From 2006 to 2012, he was Chief Executive Officer and Executive Director of AstraZeneca PLC, one of the world’s largest pharmaceutical companies. Mr. Brennan worked for AstraZeneca in increasing roles of responsibility from 1992 through 2012, including as Executive Vice President of North America from 2001 to 2006, and as Senior Vice President of Commercialization and Portfolio Management from 1999 to 2001. Prior to the merger of Astra AB and Zeneca Plc, he served as Senior Vice President of Business Planning and Development of Astra Pharmaceuticals LP, the American subsidiary of Astra AB. Mr. Brennan began his career at Merck and Co. Inc., where he rose from Sales Representative in the U.S. Division to General Manager of Chibret International, a French subsidiary of Merck. He received a BA in business administration from Gettysburg College, where he is the Chairman of the Board of Trustees.

Alexion Director Since: 2014
Committee Memberships: Leadership and Compensation, Nominating and Corporate Governance
Other Public Company Directorships
Current: Insmed Incorporated
Past 5 Years: Innocoll Holdings plc

Qualifications
■ Extensive experience as an executive leader in the pharmaceutical industry, serving as chief executive officer of one of the largest multinational pharmaceutical companies in the world
■ Significant industry and regulatory knowledge from a more than 39 year career in the pharmaceutical industry and serving as a director on multiple public company and industry trade group boards
■ Extensive experience evaluating and developing complex strategic business plans
■ Brings valued operational perspectives to the Board on matters of talent recruiting and development, executive compensation, benefits and leadership
■ Extensive global and M&A experience

2019 Proxy Statement Alexion Pharmaceuticals, Inc.	11

Christopher J. Coughlin
Age: 66
Mr. Coughlin served as Advisor to the Chairman and CEO of Tyco International Ltd., a global provider of diversified products, services and industries, from 2010 to 2012, and as Executive Vice President and Chief Financial Officer of Tyco from 2005 to 2010, during a period of significant international growth and restructuring. Mr. Coughlin previously served at the Interpublic Group of Companies, Inc. as Executive Vice President, Chief Operating Officer from 2003 to 2004. From 1998 to 2003, he served as Executive Vice President and Chief Financial Officer of Pharmacia Corporation. From 1997 to1998, he was President, International at Nabisco Group Holdings and from 1996 to 1997 was Executive Vice President and Chief Financial Officer of Nabisco. From 1981 to 1996, Mr. Coughlin held various positions with Sterling Winthrop Incorporated, including Chief Financial Officer. Mr. Coughlin received a BS in accounting from Boston College.

Alexion Director Since: 2014
Committee Memberships: Audit and Finance (Chair), Leadership and Compensation
Other Public Company Directorships
Current: Allergan plc
Past 5 Years: Covidien Ltd., Dun & Bradstreet Corp., Dipexium Pharmaceuticals, Forest Laboratories, Hologic Inc.

Qualifications
■ Extensive experience in complex financial and accounting matters, including public accounting and reporting
■ Extensive experience evaluating and developing strategic goals for global organizations
■ Broad experience serving on public international and domestic company boards provides valued perspective on corporate governance and financial matters
■ Extensive operational experience managing complex global organizations

Deborah Dunsire
Age: 56
Since September 1, 2018, Dr. Dunsire has served as President and Chief Executive Officer of H. Lundbeck A/S. From 2005 to 2013, Dr. Dunsire served as President and Chief Executive Officer of Millennium Pharmaceuticals, Inc., where she led the transformation of the company into a biotechnology industry leader. Prior to Millennium, which became Takeda Oncology, Dr. Dunsire led the Novartis North America Oncology Business through a period of significant growth during her 10-year tenure. She also previously served as President and Chief Executive Officer of FORUM Pharmaceuticals and in a variety of Research and Development and Commercial positions with Sandoz AG. From January 2017 until March 2017, Dr. Dunsire served as President and Chief Executive Officer of XTuit Pharmaceuticals, Inc., a privately held biopharmaceutical company developing novel therapeutics. Dr. Dunsire received her medical degree from the University of Witwatersrand, Johannesburg, South Africa.

Alexion Director Since: 2018
Committee Memberships: Science and Innovation, Leadership and Compensation
Other Public Company Directorships
Current: Ultragenyx Pharmaceutical, Inc.
Past 5 Years: Allergan Inc.,Takeda Pharmaceuticals, Inc.

Qualifications
■ More than thirty years of experience in the biopharmaceutical industry
■ Brings value to the Board through experience as a chief executive officer of innovative companies focused on drug research and development
■ Extensive experience leading complex drug discovery, development and commercialization organizations
■ Possesses deep scientific and medical expertise

2019 Proxy Statement Alexion Pharmaceuticals, Inc.	12

Paul Friedman
Age: 76
Since July 2016, Dr. Friedman has served as Chairman of the Board of Directors and Chief Executive Officer of Madrigal Pharmaceuticals. Dr. Friedman served as the CEO and a Director of Incyte Corporation from November 2001 until his retirement in January 2014. He served as President of Research & Development for the DuPont-Merck Pharmaceutical Company, and also as President of DuPont Pharmaceuticals Research Laboratories, a wholly-owned subsidiary of the DuPont Company. He has also held executive and R&D positions with DuPont Pharmaceuticals Research Laboratories, Merck Research Laboratories, and Merck Sharp & Dohme Corporation. Prior to his tenures at Merck and DuPont, Dr. Friedman was an Associate Professor of Medicine and Pharmacology at Harvard Medical School. Dr. Friedman is a diplomat of the American Board of Internal Medicine and a member of the American Society of Clinical Investigation. Dr. Friedman received his A.B. in Biology from Princeton University and his M.D. from Harvard Medical School.

Alexion Director Since: 2017
Committee Memberships: Nominating and Corporate Governance, Science and Innovation
Other Public Company Directorships
Current: Incyte Corporation, Madrigal Pharmaceuticals, Inc.
Past 5 Years: Cerulean Pharmaceuticals, Inc., Synta Pharmaceuticals, Inc., Verastem Pharmaceuticals

Qualifications
■ More than 40 years of experience in the biopharmaceutical industry
■ Deep experience in research and both early and late stage clinical development
■    Extensive experience building and leading R&D organizations, expanding company pipelines of assets, and overseeing the commercial development of innovative therapeutic products across a range of areas

■ Brings valuable perspectives to the Board as a chief executive officer in the biopharmaceutical industry

Ludwig N. Hantson
Age: 56
Dr. Hantson became Chief Executive Officer of Alexion on March 27, 2017. Prior to joining Alexion, Dr. Hantson was President and Chief Executive Officer of Baxalta Incorporated. He led Baxalta’s successful spin-off as a public company from Baxter International Inc. in July 2015 where he was President of Baxter BioScience. He joined Baxter in May 2010 and established the BioScience division as an innovative specialty and rare disease company with a pipeline of 25 new product candidates, and 13 product launches. Prior to Baxter, from 2001 to 2010, Dr. Hantson held several leadership roles at Novartis AG, including CEO of Pharma North America, CEO of Europe, and President of Pharma Canada. Prior to Novartis, Dr. Hantson spent 13 years with Johnson & Johnson in roles of increasing responsibility in marketing and research and development. Dr. Hantson received his Ph.D. in motor rehabilitation and physical therapy, Master’s degree in physical education, and a certification in high secondary education, all from the University of Louvain in Belgium.

Alexion Director Since: 2017
Committee Memberships: None
Other Public Company Directorships
Current: Hologic, Inc.
Past 5 Years: Baxalta Incorporated, Baxter International Inc.

Qualifications
■ More than 30 years of experience in the biopharmaceutical industry
■ Extensive experience as an executive leading global, innovative organizations
■ Deep development, regulatory and commercial experience in the biopharmaceutical industry
■ Chief Executive Officer of Alexion

2019 Proxy Statement Alexion Pharmaceuticals, Inc.	13

John T. Mollen
Age: 68
Mr. Mollen served as Executive Vice President, Human Resources of EMC Corporation from May 2006 until his retirement in February 2014, including two years as special advisor to the President. He joined EMC as Senior Vice President, Human Resources in September 1999. Prior to joining EMC, Mr. Mollen was Senior Vice President of Human Resources with Citigroup Inc., a financial services company, from July 1997 - September 1999. Prior to Citigroup, he held a number of positions of increasing responsibility with Harris Corp., an international communications and technology company, including Vice President of Administration. Mr. Mollen serves as a director for a number of not-for-profit and professional boards, including the New England Healthcare Institute, the HR Policy Association, and the Center on Executive Compensation, and is an advisory board member for Working Mother magazine, and he is Chairman of the Board of Trustees of Worcester Polytechnic Institute. Mr. Mollen received a B.A. in Economics from St. John Fisher College, and a Master's degree in Labor Relations from St. Francis College in Pennsylvania.

Alexion Director Since: 2014
Committee Memberships: Audit and Finance, Leadership and Compensation (Chair)
Other Public Company Directorships
Current: None
Past 5 Years: None

Qualifications
■ Significant experience in executive compensation policy and administration
■ More than 30 years as chief human resources senior executive
■ Extensive operational experience leading human resource function for large, public, complex, global organizations, including a Fortune 200 company
■ Brings valued operational perspectives to the Board on matters of talent recruiting and development, executive compensation, benefits and leadership
■ Extensive global and deep M&A experience

Francois Nader
Age: 62
Dr. Nader served as President, Chief Executive Officer, and Executive Director of NPS Pharma, a global biotechnology company that was focused on delivering innovative therapies to patients with rare diseases, from 2008 to 2015. Prior to NPS, Dr. Nader was a venture partner at Care Capital, a venture capital firm. He previously served on the North America Leadership Team of Aventis Pharma and its predecessor companies, holding a number of executive positions in integrated healthcare markets and medical and regulatory affairs. He also led global commercial operations at the Pasteur Vaccines division of Rhone-Poulenc. Dr. Nader earned his French Doctorate in Medicine from St. Joseph University in Lebanon and a physician executive MBA from the University of Tennessee.

Alexion Director Since: 2017
Committee Memberships: Audit and Finance, Science and Innovation
Other Public Company Directorships
Current: Acceleron Pharma, Inc., Clementia Pharmaceuticals, Inc.
Past 5 Years: Advanced Accelerator Applications, Inc., Baxalta Incorporated, NPS Pharmaceuticals, Inc., Trevena, Inc.

Qualifications
■ Extensive experience in the biopharmaceutical industry
■ Broad experience with organizations focused on developing and launching rare disease therapies
■ Experienced biopharmaceutical chief executive officer with strong background across both commercial and R&D functions
■ Deep experience investing in biotechnology companies providing valuable insight in evaluating external opportunities

2019 Proxy Statement Alexion Pharmaceuticals, Inc.	14

Judith Reinsdorf
Age: 55
Ms. Reinsdorf previously served as Executive Vice President and General Counsel of Johnson Controls International, a global leader in building products and technology, integrated solutions, and energy storage, following its merger in September 2016 with Tyco International, where she served as Executive Vice President and General Counsel from March 2007 until September 2016. Prior to Johnson Controls, Ms. Reinsdorf served as Vice President, General Counsel and Secretary of C. R. Bard, Inc., as Vice President and Corporate Secretary of Tyco, as Vice President and Associate General Counsel of Pharmacia Corporation, and as Assistant General Counsel and Chief Legal Counsel, Corporate, at Monsanto Company. Ms. Reinsdorf earned her bachelor’s degree from the University of Rochester and her J.D. from Cornell Law School.

Alexion Director Since: 2018
Committee Memberships: Audit and Finance, Nominating and Corporate Governance (Chair)
Other Public Company Directorships
Current: None
Past 5 Years: Dun & Bradstreet Corp.

Qualifications
■ Brings strong corporate governance and legal expertise to the Board
■ Broad experience in global compliance, strategic planning, data privacy, and regulatory matters
■ Extensive experience leading legal functions at large U.S. public companies with global operations and in regulated industries
■ Extensive global and deep M&A experience

Andreas Rummelt
Age: 62
Dr. Rummelt has served as the Chief Executive Officer of InterPharmaLink AG, a management consulting firm focused on advising companies in the healthcare industry, since January 2011. From December 2008 until January 2010, Dr. Rummelt was Group Head of Quality Assurance and Technical Operations at Novartis. He had been a member of the Executive Committee of Novartis from January 2006 until his resignation in January 2010. He joined Sandoz Pharma Ltd. in 1985 and held various positions of increasing responsibility in pharma development. In 1994, he was appointed Head of Worldwide Technical Research and Development, a position he retained following the merger that created Novartis in 1996. From 1999 to 2004, Dr. Rummelt served as Head of Technical Operations of the Novartis Pharmaceuticals Division and from 2004 to 2008 as Global CEO of Sandoz. Dr. Rummelt graduated with a Ph.D. in pharmaceutical sciences from the University of Erlangen-Nuernberg, Germany.

Alexion Director Since: 2010
Committee Memberships: Nominating and Corporate Governance, Science and Innovation
Other Public Company Directorships
Current: None
Past 5 Years: None

Qualifications
■ More than 25 years in the areas of pharmaceutical manufacturing, quality and technical development, providing an important perspective to the Board and to management
■ More than 20 years in executive management positions in the pharmaceutical industry, including as a chief executive officer and as a senior executive of a large, multinational pharmaceutical company
■ Possesses a broad understanding of international business operations, particularly with respect to manufacturing, quality and technical matters
Our Board possesses a deep and broad set of skills and experiences that facilitate strong oversight and strategic direction for a global biopharmaceutical company. Each director is individually qualified to make unique and substantial contributions to our Board based upon the experience, knowledge and skills that they have obtained in the course of their extensive careers. Collectively, our directors’ diverse viewpoints and independent-mindedness enhance the quality and effectiveness of Board deliberations and decision making and, as evidenced in the matrix below, there are numerous important views and perspectives that are represented in our Board deliberations and decisions. Our Board is a dynamic group, providing an appropriate balance of executive, financial and regulatory knowledge that are necessary for oversight of a global biopharmaceutical company. The lack of a mark in any particular area does not necessarily signify a director's lack of qualification or experience in such area. This blend of qualifications, attributes, tenure and independence results in highly effective leadership and is summarized below.

2019 Proxy Statement Alexion Pharmaceuticals, Inc.	15

	Brennan	Baker	Coughlin	Dunsire	Friedman	Hantson	Mollen	Nader	Reinsdorf	Rummelt
SKILLS AND EXPERIENCE
C-Level Leadership at a Public Company	✓		✓	✓	✓	✓	✓	✓	✓	✓
Public Company Board Experience	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓
Global Business Experience	✓	✓	✓	✓	✓	✓	✓	✓		✓
Pharmaceutical/Biopharmaceutical Industry	✓	✓	✓	✓	✓	✓		✓	✓	✓
Investment/Portfolio Management/Venture Capital		✓						✓
Accounting/Financial Reporting Expertise			✓					✓
Finance/Capital Management and Allocation		✓	✓			✓
Manufacturing/Quality/Assurance				✓		✓				✓
Compensation/Talent Management/Human Resources	✓		✓			✓	✓	✓
Government Affairs/Public Policy	✓		✓				✓	✓	✓
Research/Academic Experience		✓			✓	✓		✓		✓
Product Development Experience				✓	✓	✓		✓		✓
Corporate Social Responsibility/Sustainability/Environmental						✓			✓
PhD/MD/Medical training, education or background		✓		✓	✓	✓		✓		✓
Corporate Governance/Legal	✓			✓			✓	✓	✓
Shareholder Relations	✓	✓	✓	✓	✓	✓		✓		✓
Regulatory/FDA		✓	✓	✓		✓		✓	✓
M&A/Technology Acquisition	✓	✓	✓	✓	✓	✓	✓	✓	✓
Business Ethics/Compliance						✓			✓
Enterprise Risk Management	✓		✓	✓		✓		✓	✓	✓
DIVERSITY
Gender	Male	Male	Male	Female	Male	Male	Male	Male	Female	Male
Ethnicity	White/Caucasian	White/Caucasian	White/Caucasian	White/Caucasian	White/Caucasian	White/Caucasian	White/Caucasian	White/Caucasian	White/Caucasian	White/Caucasian
Age	65	50	66	56	76	56	68	62	55	62
TENURE
Years on Board (as of May 14, 2019)	5	4	5	1	2	2	5	2	1	9
INDEPENDENCE
Director is independent under Securities and Exchange Commission and NASDAQ Marketplace Rules	Yes	Yes	Yes	Yes	Yes	No	Yes	Yes	Yes	Yes

2019 Proxy Statement Alexion Pharmaceuticals, Inc.	16

Meetings and Committees
During the year ended December 31, 2018, the Board of Directors held 6 meetings. No director attended fewer than 75% of the total number of meetings of the Board and the committees of the Board on which he or she served. Members of the Board of Directors are expected to attend and be present at the annual shareholders meeting and all incumbent directors attended the 2018 Annual Meeting.
The Board of Directors has determined that nine of the ten nominees (Dr. Baker, Mr. Brennan, Mr. Coughlin, Dr. Dunsire, Dr. Friedman, Mr. Mollen, Dr. Nader, Ms. Reinsdorf, and Dr. Rummelt) are "independent directors" as that term is defined under the Nasdaq Stock Market Listing Standards and the SEC rules and regulations. Dr. Hantson, a director and our Chief Executive Officer, is the only Board member who is not independent. In 2018, the Board of Directors met in executive session where only the independent directors were present without any members of Alexion's management, including during a majority of the four regularly scheduled meetings.
Neither we nor any of our subsidiaries are party to any material proceedings to which any of our directors, officers, affiliates, 5% or more shareholders, or any of their respective associates are a party. We do not believe that any of our directors, officers, affiliates, 5% or more shareholders, or any of their respective associates are adverse to us or any of our subsidiaries or have a material interest that is adverse to us or any of our subsidiaries.
Our Board of Directors has four standing committees. A description of each standing committee is provided below. Each committee operates pursuant to a charter that has been approved and adopted by our Board of Directors, each of which are reviewed on an annual basis by the applicable committee and the Board of Directors. Each committee charter is posted on our website, www.alexion.com, under the “Corporate Governance” subsection of the “Investors” section. In addition, the Board of Directors reviews the membership of each committee on an annual basis, and more frequently as needed, in order to make sure that the legal and regulatory requirements related to committee composition are complied with and that the appropriate set of skills and viewpoints are being brought to the deliberations and decisions of each committee.

2019 Proxy Statement Alexion Pharmaceuticals, Inc.	17

All members of each standing committee are independent.

Audit and Finance
The Audit and Finance Committee reviews the internal accounting procedures of Alexion, consults with our independent registered public accounting firm and reviews the services provided by the independent registered public accounting firm. The Audit and Finance Committee oversees and assesses risks related to financial statements, accounting and financial reporting processes, the performance of the Company’s internal audit function, internal controls, the independence and qualifications and performance of the Company’s independent registered public accounting firm, and other finance-related matters including but not limited to the Company’s tax strategy, capital structure and financing strategy and significant capital investments. The Committee oversees that management has established, documented, maintained and periodically re-evaluates its ethics and compliance program. The Committee also provides Board oversight of the Company's enterprise risk management program. Our Board of Directors has determined that Mr. Coughlin is an "audit committee financial expert" as that term is defined under the Nasdaq Stock Market Listing Standards and the SEC rules and regulations.

Current Members (all independent):
Mr. Coughlin (Chair)
Mr. Mollen
Dr. Nader
Ms. Reinsdorf

No. of Meetings during 2018:
8

Charter:
http://qas.alexion.com/documents/audit_finance_Comm_charter

Leadership and Compensation
The Leadership and Compensation Committee assists the Board in oversight and risk evaluation for executive level talent management and succession planning, determines and approves compensation of our chief executive officer and all other executive officers, and administers our equity compensation and incentive plans. For more information on the responsibilities and activities of the Leadership and Compensation Committee, including the committee's processes for determining executive compensation, see the Compensation Discussion and Analysis below in this proxy statement.

Current Members (all independent):
Mr. Mollen (Chair)
Mr. Brennan
Mr. Coughlin
Dr. Dunsire

No. of Meetings during 2018:
6

Charter:
http://qas.alexion.com/documents/leadership_comp_comm_charter

Nominating and Corporate Governance
The Nominating and Corporate Governance Committee reviews and recommends new directors to the Board of Directors, establishes the necessary Board committees to provide oversight to Alexion, and makes recommendations regarding committee membership. The Committee oversees risks related to director independence, board succession and corporate governance and also oversees Alexion's corporate social responsibility program and corporate political activity and spending.

Current Members (all independent):
Ms. Reinsdorf (Chair)
Dr. Baker
Mr. Brennan
Dr. Friedman
Dr. Rummelt

No. of Meetings during 2018:
4

Charter:
http://qas.alexion.com/documents/nom_corp_gov_comm_charter

2019 Proxy Statement Alexion Pharmaceuticals, Inc.	18

Science and Innovation
The Science and Innovation Committee provides leadership and guidance concerning the research, development, technology and intellectual property aspects of Alexion's business. The Committee provides advice as to scientific and medical aspects of transactions that require Board approval. The Committee also advises the Board on risks related to Alexion's research and development activities, its pipeline and technology.

Current Members (all independent):
Dr. Baker (Chair)
Dr. Dunsire
Dr. Friedman
Dr. Nader
Dr. Rummelt

No. of Meetings during 2018:
8

Charter:
http://qas.alexion.com/documents/science_innov_comm_charter

2019 Proxy Statement Alexion Pharmaceuticals, Inc.	19

Corporate Governance
We strive to maintain strong corporate governance practices that protect and enhance accountability for the benefit of Alexion and all of Alexion's shareholders. We regularly review and continually refine our governance practices and policies to align with evolving practices and issues raised by our shareholders and other stakeholders. We believe that our corporate governance structure, with its strong emphasis on Board independence and strong Board and committee involvement, provides sound and robust oversight of management.
Our Board believes that sound governance practices and policies provide an important framework to assist it in fulfilling its duty to shareholders. The Board has adopted Corporate Governance Guidelines and relies on the guidelines to provide that framework. The guidelines are not absolute rules, and can be modified to reflect changes in Alexion's organization or business environment. The Board reviews the guidelines on an annual basis and if necessary, modifies the guidelines to reflect current good governance practices and policies. Upon the recommendation of the Nominating and Corporate Governance Committee, our Board amended the Corporate Governance Guidelines during 2018 to, among other things, provide that a director can only serve on five public company boards of directors (service on the Alexion Board is to be included when making this calculation). The foregoing limitation is consistent with the proxy voting guidelines of a leading proxy advisory firm. Further, this amendment to the Corporate Governance Guidelines provides that the Chief Executive Officer of Alexion should not serve on more than one additional Board of Directors of a public company in addition to the Alexion Board. As of the date of this Proxy Statement, all of our directors were in compliance with this "overboarding" policy.
Alexion's Corporate Governance Guidelines, the charters of the committees of our Board and our Code of Ethics and Business Conduct described below may be found in the Corporate Governance section of the Investors section of our website at www.alexion.com or in print upon written request to ATTN: Investor Relations, Alexion Pharmaceuticals, Inc., 121 Seaport Boulevard, Boston, MA 02210.
We believe part of effective corporate governance includes active engagement with our shareholders. We value the views of our shareholders and other stakeholders, and we communicate with them regularly and solicit input on a number of topics such as business strategy, capital allocation, corporate governance, and executive compensation. At the direction of the Board of Directors, we have instituted an on-going shareholder outreach initiative, which has targeted holders of greater than 50% of our outstanding shares, in order to obtain feedback from our shareholders on any issues of importance to them. Among the issues that shareholders have addressed in connection with this outreach are: corporate performance, board composition, compensation, our compliance program, gender and ethnic diversity of the management team and employee base, corporate governance, corporate social responsibility (CSR) efforts, and environmental and sustainability issues, among others. This input has been valuable and helps to frame discussions with management and the Board. In addition, feedback from shareholders has led to adoption of new practices, for example, we are including disclosure in this proxy statement regarding our CSR initiative which we have recently launched.
We remain committed to investing time with our shareholders to increase transparency and better understand our shareholder base and their perspectives.
This section describes key corporate governance facts about our Company and practices that we have adopted.

2019 Proxy Statement Alexion Pharmaceuticals, Inc.	20

Process for Selecting Nominees and Shareholder Nominations
The Nominating and Corporate Governance Committee considers candidates for Board membership recommended by: Nominating and Corporate Governance Committee members and other Board members; management; our shareholders; third party search firms; and any other appropriate sources. If a shareholder submits a nominee, the Nominating and Corporate Governance Committee will evaluate the qualifications of such shareholder nominee using the same selection criteria the committee uses to evaluate other potential nominees.
Our Bylaws contain provisions addressing the process by which a shareholder may recommend a person for consideration as a nominee for director at an annual meeting. A shareholder must give timely notice of the nomination in proper form, including a completed and signed questionnaire, representation and agreement required by Alexion's Bylaws and timely updates and supplements relating to the nomination.
Shareholder Nominations Not for Inclusion in Alexion's Proxy Statement. To nominate a director for consideration at an annual meeting, a nominating shareholder must provide the information required by our Bylaws and give timely notice of the nomination to our Corporate Secretary in accordance with our Bylaws, and each nominee must meet the qualifications required by our Bylaws. To be timely, assuming the date of the 2020 Annual Meeting is not more than 30 days before or more than 60 days after the anniversary of the 2019 Annual Meeting, a shareholder’s notice and recommendation must be received no earlier than the close of business on November 27, 2019, and not later than the close of business on December 27, 2019. In addition, to be considered timely, a shareholder’s notice must further be updated and supplemented, if necessary, so that the information provided or required to be provided in the notice is true and correct as of the record date for the meeting and as of the date that is ten business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement must be delivered to our Corporate Secretary at our principal executive offices not later than five business days after the record date for the meeting in the case of the update and supplement required to be made as of the record date, and not later than eight business days prior to the date for the meeting or any adjournment or postponement thereof in the case of the update and supplement required to be made as of ten business days prior to the meeting or any adjournment or postponement thereof.
Our Bylaws provide that a shareholder's advance notice of a nomination must contain the following information for each person whom the shareholder proposes to nominate for election or reelection to the Board: (1) all information relating to such person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors in a contested election pursuant to Section 14 of the Securities Exchange Act of 1934, as amended (the Exchange Act), and the rules and regulations promulgated thereunder, including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected, (2) a detailed description of all direct and indirect compensation and other monetary agreements, arrangements and understandings during the prior three (3) years, and any other material relationships, between or among such shareholder and beneficial owner, if any, and their respective affiliates and associates, or others acting in concert, on the one hand, and each proposed nominee, and his or her respective affiliates and associates, or others acting in concert, on the other hand, including, without limitation all information that would be required to be disclosed pursuant to Rule 404 promulgated under Regulation S-K, (3) a completed and signed questionnaire, provided by the Corporate Secretary upon written request, with respect to the background and qualification of such person and the background of any other person or entity on whose behalf the nomination is being made, and (4) a written representation and agreement, provided by the Corporate Secretary upon written request, that such person (a) is not

2019 Proxy Statement Alexion Pharmaceuticals, Inc.	21

and will not become a party to (i) any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such person, if elected as a director, will act or vote on any issue or question (a Voting Commitment) that has not been disclosed to Alexion or (ii) any Voting Commitment that could limit or interfere with such person’s ability to comply, if elected as a director, with such person’s fiduciary duties under applicable law, (b) is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than Alexion with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director that has not been disclosed in accordance with our Bylaws, (c) in such person’s individual capacity and on behalf of any person or entity on whose behalf the nomination is being made, would be in compliance, if elected as a director, and will comply, with all applicable corporate governance, conflict of interest, confidentiality and stock ownership and trading policies and guidelines of Alexion publicly disclosed from time to time, and (d) will abide by the requirements of the director voting provisions of our Bylaws. In addition, we may require any proposed nominee to furnish such other information as may reasonably be required by us to determine the eligibility of such proposed nominee to serve as an independent director or that could affect a reasonable shareholder’s understanding of the independence, or lack thereof, of such nominee.
In addition, our Bylaws provide that to be in proper form, a shareholder’s notice must set forth, with respect to the shareholder, beneficial owner and their respective affiliate or associate acting in concert, giving notice of the nomination: (1) the name and address of the shareholder, as they appear on our books, or such beneficial owner, if any, and of their respective affiliates or associates or others acting in concert, (2) (a) the class or series and number of shares of Alexion which are, directly or indirectly, owned beneficially and of record by such shareholder, beneficial owner and their respective affiliates or associates or others acting in concert, (b) any "derivative instrument" directly or indirectly owned beneficially by such shareholder, the beneficial owner, if any, or any affiliates or associates or others acting in concert, (c) any proxy, contract, arrangement, understanding, or relationship pursuant to which such shareholder has a right to vote any class or series of shares of Alexion, (d) any "short interest" involving such shareholder, the beneficial owner, if any, or any affiliates or associates or others acting in concert, (e) any rights to dividends on the shares of Alexion owned beneficially by such shareholder that are separated or separable from the underlying shares of Alexion, (f) any proportionate interest in shares of Alexion or "derivative instruments" held, directly or indirectly, by a general or limited partnership in which such shareholder is a general partner or, directly or indirectly, beneficially owns an interest in a general partner of such general or limited partnership, (g) any performance-related fees (other than an asset-based fee) that such shareholder is entitled to based on any increase or decrease in the value of Alexion's shares or "derivative instruments," (h) any significant equity interests or any "derivative instruments" or "short interests" in any principal competitor of Alexion held by such shareholder, and (i) any direct or indirect interest of such shareholder in any contract with Alexion, any affiliate of Alexion or any principal competitor of Alexion, and (3) any other information relating to such shareholder and beneficial owner, if any, that would be required to be disclosed in a proxy statement and form or proxy or other filings required to be made in connection with solicitations of proxies for the election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder.
You may write to our Corporate Secretary at our principal executive office - Alexion Pharmaceuticals, Inc., 121 Seaport Boulevard, Boston, MA 02210, ATTN: Corporate Secretary - to deliver the notices discussed above and for a copy of the relevant Bylaw provisions regarding the requirements for nominating director candidates pursuant to our Bylaws.

2019 Proxy Statement Alexion Pharmaceuticals, Inc.	22

Shareholder Nominations Under Proxy Access Bylaw. Our Bylaws provide that under certain circumstances, a shareholder, or group of up to 20 shareholders, who have maintained continuous ownership of at least three percent of our common stock for at least three years, may nominate and include a specified number of director nominees in our annual meeting proxy statement. Please refer to Proposal 4 (below), pursuant to which a shareholder has submitted a proposal for consideration of the shareholders at the Annual Meeting requesting that the Board amend the following proxy access provisions as contained in Alexion's By-laws.
The number of shareholder-nominated candidates appearing in our annual meeting proxy statement cannot exceed the greater of 20% of the number of directors then serving on the Board and two directors. If 20% is not a whole number, the maximum number of shareholder-nominated candidates would be the closest whole number below 20%. The following persons will be considered shareholder-nominated candidates and counted against the 20% maximum: (i) shareholder-nominated candidates that the Board determines to include in the Company’s proxy materials as Board-nominated candidates, (ii) any shareholder-nominated candidate that is subsequently withdrawn, and (iii) any director who had been a shareholder-nominated candidate at any of the two preceding annual meetings of shareholders and whose reelection at the upcoming annual meeting is being recommended by the Board. Nominating shareholders are required to provide a list of their proposed nominees in rank order. If the number of shareholder-nominated candidates exceeds 20%, the highest ranking qualified individual from the list proposed by each nominating shareholder, beginning with the nominating shareholder with the largest qualifying ownership and proceeding through the list of nominating shareholders in descending order of qualifying ownership, will be selected for inclusion in the Company proxy materials until the maximum number is reached. If the maximum number of shareholder-nominated candidates is not reached after the highest ranking qualified individual has been selected, this process will continue as many times as necessary, following the same order each time, until the maximum number is reached.
The nominating shareholder or group of shareholders also must deliver the information required by our Bylaws, and each nominee must meet the qualifications required by our Bylaws.
Requests to include shareholder-nominated candidates in the Company’s proxy materials must be received no earlier than 120 days and no later than 90 days before the anniversary of the date that we issued our proxy statement for the previous year’s annual meeting of shareholders. However, if no annual meeting of shareholders was held in the previous year or the date of the annual meeting of shareholders is more than 30 days before or later than the first anniversary of the previous year’s annual meeting of shareholders, we must receive the request not later than the close of business on the earlier of (i) the 60th day prior to the date we issue our proxy statement in connection with such annual meeting of shareholders or (2) the 10th day after public announcement of the date of such annual meeting of shareholders is first made. The nominating shareholder or group of shareholders also must deliver the information required by our Bylaws, and each nominee must meet the qualifications required by our Bylaws.
Nominating shareholders are permitted to include in the proxy statement a 500-word statement in support of their nominee(s). The Company may omit any information or statement that it, in good faith, believes would violate any applicable law or regulation.
Director Criteria, Qualifications and Experience; Diversity
We are committed to diversified Board membership and we seek nominees who represent a range of viewpoints, backgrounds, skills, experience and expertise, both within and outside our industry. The Nominating and Corporate Governance Committee evaluates candidates identified from a number of

2019 Proxy Statement Alexion Pharmaceuticals, Inc.	23

sources and reviews Board composition regularly. The Board expects each of our directors to have personal and professional integrity, high ethical values, sound business judgment, demonstrated exceptional business and professional skills and experience, teamwork and a commitment to the long-term interests of Alexion and its shareholders. In evaluating candidates, the Nominating and Corporate Governance Committee also considers potential conflicts of interest, diversity, the requirement to maintain a Board that is composed of a majority of independent directors, and the extent to which a candidate would fill a present or anticipated need. In any particular situation, the Nominating and Corporate Governance Committee may focus on individuals possessing a particular background, experience or qualifications which the committee believes would be important to enhance the effectiveness of our Board.
The Nominating and Corporate Governance Committee is responsible for advising our Board on diversity, including gender, ethnic background, country of citizenship and professional experience and it seeks to recommend diverse nominees for the Board. The committee assesses the effectiveness of its responsibilities concerning diversity at least once each year, and takes action as warranted. Our Board is diverse, and our nominees reflect a Board of diverse gender, age, skills, experiences and points of view. Our Board believes that diversity enhances the overall effectiveness of our Board by presenting different perspectives inside the boardroom and to management, and we encourage diversity within all levels of our global organization. Accordingly, in early 2019, the Nominating and Corporate Governance Committee agreed to include, and have any search firm that it engages include, gender and ethnic diverse candidates in the pool from which the Committee selects director candidates (this provision is commonly referred to as the "Rooney Rule"). Although the Nominating and Corporate Governance Committee does not maintain any additional formal diversity policies, the committee considers diversity in making its determinations.
Board Refreshment and Evaluations
We have been deliberate in our approach to succession planning and Board refreshment. In 2017 and 2018, we appointed four additional independent directors. Eight of the Board's nine independent directors have tenure of less than five years on the Board. The appointments in 2017 and 2018 bring significant biopharmaceutical experience to the Board, including three current or former chief executives. The Board believes that its current composition aligns with the Company's re-focused strategy announced in 2017.
The Nominating and Corporate Governance Committee and the Board are committed to maximizing Board effectiveness, which requires periodic assessments and regular dialogue, both during and outside of meetings.
Regular evaluations are an important tool in determining continued tenure. The Chair of our Board and our Nominating and Corporate Governance Committee oversees an annual assessment of the effectiveness of each Committee and the Board. Our Board and each Committee complete written evaluations to evaluate its own performance on an annual basis. Directors discuss the results of these evaluations during Committee meetings and in executive sessions of the Board. Our directors have demonstrated their willingness to refresh the Board and to conduct open and honest evaluations of its performance.
Board Leadership Structure
We have chosen to separate the roles of Chairman of the Board and Chief Executive Officer (CEO). The Board believes that separating the roles is the most appropriate structure for Alexion. The Board believes that an independent chairman enables the Board to more effectively and objectively monitor the performance of Alexion, the CEO and management. By separating the positions, the Board believes that

2019 Proxy Statement Alexion Pharmaceuticals, Inc.	24

Dr. Hantson can devote his attention to executing the Company's strategy while Mr. Brennan can take responsibility for leading the Board.
In his role as the independent chairman, Mr. Brennan undertakes several responsibilities with respect to the operations and functioning of the Board. Among these responsibilities are the following: presides at meetings of the Board and shareholder meetings; calls meetings of the Board and executive sessions (and presides over executive sessions of the Board of the non-employee directors) and has the authority to call a meeting of the non-employee directors at any time; establishes and approves the annual work plan, agenda and schedule for each of our Board meetings; leads the annual Board and Committee assessment process ; serves as a liaison for shareholder communications with our Board; leads the process for evaluating our Chief Executive Officer and undertakes such other responsibilities as the Board may assign to him from time to time.
By appointment of the Board, Mr. Brennan has served as the independent Chairman of the Board since May 2017. The Board’s existing leadership and Board structure enable strong independent oversight, and the Board has been significantly refreshed, as described above. From Alexion's inception in 1992 until October 2014, Alexion had an independent Chairman and separated the positions of Chairman and CEO. In October 2014, Alexion's then current CEO, Dr. Leonard Bell, Alexion's principal founder and CEO from 1992 - 2015, assumed the role of Chairman immediately following the sudden death of the Board's then serving Chairman. At the same time as Dr. Bell's appointment to Chairman, the Board appointed a lead independent director. Dr. Bell retired as CEO in April 2015 and again the roles of CEO and Chairman were separate. Dr. Bell retired from the Board in May 2017 and since such time, Alexion has again had an independent Chairman.
Board's Role in Risk Oversight
The Board has ultimate responsibility for overseeing Alexion's risk management processes including effective oversight of management. Management has the responsibility to identify, assess and manage the various risks that we face. At the management level, risks are prioritized and assigned to senior leaders based on the risk’s relationship to the leader’s business area and focus. Those senior leaders develop plans to address the risks and measure the progress of risk management efforts. The Board and each committee of the Board oversee material company risks within their areas of general oversight, as described above under "General Information About the Board of Directors." Pursuant to the terms of its charter, the Audit and Finance Committee evaluates management's processes for identifying, assessing, reviewing, refreshing and modifying its enterprise risk management system and processes, and reviews with management and external advisors the identification, prioritization and management of risks, the accountabilities and roles of the company functions involved with enterprise risk management, the risk portfolio and the corresponding actions implemented by management. In addition, at the request of the Board, the full Board also reviews and considers, on an annual basis or more frequently as the situation may require, the Company's enterprise risk management function, its findings on risks that the Company faces in its operations and the proposed remediation plans that have been put forward by management. The standing committees of the Board regularly inform the full Board of Alexion's most significant risks and how these risks are managed.
The Board believes it is important to align Alexion's strategic priorities with the Company's risk management program. The Board executes its oversight and decision-making responsibilities as the Company's strategic priorities and risks evolve with the business and external conditions. Alexion is

2019 Proxy Statement Alexion Pharmaceuticals, Inc.	25

committed to fostering a company culture of risk-adjusted decision-making without constraining reasonable risk-taking and innovation.
Board's Role in Strategy
The Board oversees that management has established and periodically re-evaluates a corporate strategic plan. Our strategic planning process is dynamic and evolves throughout any given year, culminating in a review and approval of the proposed plan by the full Board at least annually. Following approval of the strategic plan, the Board regularly receives updates from management concerning implementation of the plan. The Science and Innovation Committee also reviews on a regular basis the scientific and medical aspects of specific proposed transactions or opportunities, and supports and advises management as it deems appropriate. The Board is regularly informed of factors affecting our implementation of our strategic plan, including our performance and progress against the plan, enterprise risks, and the impact of industry and global developments.
Succession Planning
An important responsibility of the Board and the CEO is to ensure long term continuity of leadership. Our senior executives discuss future candidates for leadership positions at all levels within Alexion's global organization. The Board and its committees review and discuss leadership succession plans, leadership development and organizational capabilities across all functions of the Company. We consider succession planning to be an important factor in managing the long-term planning and success of our business.
Diversity at Alexion
Alexion is committed to gender and ethnic diversity within all ranks of our organization. This is evidenced in the composition of the executive team at Alexion, which consists of nine members and five of those (more than one-half of the executive team) are female. The members of the executive team represent different ethnicities. The commitment to diversity extends even further into our organization where, much like the executive team, approximately half of our employees are female and also represent a number of ethnicities and backgrounds. As we have significantly re-aligned our business focus and expanded our product pipeline, we have undertaken meaningful hiring efforts and these efforts are designed to bring in the best candidates in the biopharmaceutical industry that have diverse backgrounds and experiences that we believe can enhance our short and long-term performance. This focus on diversity is also apparent in our Board, where the two most recent additions were females, Deborah Dunsire and Judith Reinsdorf, and where we have adopted the "Rooney Rule" pursuant to which the Nominating and Corporate Governance Committee agreed to include, and have any search firm that it engages include, gender and ethnic diverse candidates in the pool from which the Committee selects director candidates.

Corporate Social Responsibility
Corporate Social Responsibility (CSR) at Alexion supports our mission to transform the lives of people affected by rare and devastating diseases while creating value for all our stakeholders. We aspire to be a leader in this space by viewing CSR though the lens of “Shared Value,” the concept that companies can help solve social issues while creating financial value for its shareholders.
CSR Board Oversight: In 2017, the Nominating and Corporate Governance Committee assumed responsibility for oversight of the development of and recommendation to the Board of policies and management systems for environmental, health, safety and social responsibility matters. We believe this commitment by the Board of Directors will allow for a sustainable, long-term CSR program.

2019 Proxy Statement Alexion Pharmaceuticals, Inc.	26

CSR Steering Committee: Alexion’s CSR Steering Committee, which consists of Alexion employees drawn from all levels of our organization, including the Executive Committee, serves as a collaborative, cross-functional task force focused on CSR, its measurement, and shared value efforts at Alexion. This includes setting Alexion’s CSR strategy and overseeing strategic CSR positioning, making and advocating critical business actions as it relates to CSR, and advancing CSR leadership, cascading through the organization, all under the oversight of the Nominating and Corporate Governance Committee.

Alexion’s CSR-STAR platform represents our comprehensive approach to environmental, social and governance topics impacting our business and our stakeholders. We view CSR-STAR as a tangible mechanism for operationalizing our Culture and Values.

SERVE: Communities & Sustain Our Planet
We invest in our communities and shared planet in support of those who depend on us today and for generations that follow.

OUR COMMUNITIES:
•
Global Day of Service 2018: Employees donated 7,500+ hours in 25 countries
•
Support for STEM education and other causes in our local communities around the world

OUR PLANET:
•
EHS policy (www.alexion.com/responsibility) endorsed by our CEO and our management team emphasizes environmental stewardship and the health and safety of our employees, contractors, and communities

2019 Proxy Statement Alexion Pharmaceuticals, Inc.	27

TRANSFORM: Patient Lives
We urgently seek to understand patient journeys, find answers, and collaborate to deliver access to therapies that change lives.

•
 Alexion’s OneSource program provides patients with complimentary, ongoing support
•
Alexion’s Global Access to Medicines policy helps patients with rare and devastating diseases gain access to the therapies they need
•
Support for Patient Advocacy Organizations promotes the understanding of rare diseases, improving patient care, and enhancing patient access to innovative therapies

ADVANCE: Our People and Our Company
We aspire to become the most rewarding place to work, embracing diversity and governing and managing our business to return value to our stakeholders.

•
Total Rewards Program meets the needs of our employees and their families
•
Diversity and Inclusion: We deliver extraordinary results by embracing different perspectives
•
Health, Safety, and Wellness: A culture that promotes physical and mental well-being
•
Training and Development allows each employee to develop their unique path forward
•
Recognized as one of the world’s most innovative companies and a top employer

REDEFINE: What It Means To Live With A Rare Disease
We pioneered complement biology, spurring new treatments for devastating disorders. We work to advance healthcare through innovative diagnostics and proactive transparency.

•
Alexion’s Discovery Partnerships program supports academic investigators advance research
•
Revolutionary Diagnostics: Collaborating to improve diagnostics; one partnership earned the Guinness World Record for fastest genetic diagnosis
•
Support for investigator-sponsored research to advance medical and scientific knowledge

ETHICS & COMPLIANCE: Our Foundation
We build trust when we make the right choices and act with integrity. Our unwavering commitment to ethics, quality and compliance improves our ability to serve patients and enhances our reputation and competitive advantage.

•
Our Code of Ethics and Business Conduct sets out principles applicable to all employees
•
Vendor Code of Conduct: Alexion seeks to conduct business with vendors who share our commitment to high ethical standards

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For more information about our CSR program, please see Alexion's Annual Report.
Code of Ethics and Business Conduct
We have adopted a code of ethics that applies to directors, officers and employees of Alexion and its subsidiaries and complies with SEC rules and regulations and the listing standards of the NASDAQ Global Select Market. The Alexion Pharmaceuticals, Inc. Code of Ethics and Business Conduct (Code) is located on our website at http://www.alexion.com/documents/alexion_Code_of_ethics. Our directors, officers and employees are required to comply with the Code. The Code is intended to focus our directors, officers and employees on individual ethical and professional accountability to ensure they follow appropriate standards and comply with legal requirements concerning Alexion's business. The Code covers areas of professional conduct relating to individual's service to Alexion, including conflicts of interest, ethical conduct, anti-bribery and anti-corruption, gifts, workplace matters, and oversight of ethics and compliance by employees of the Company. We will disclose any future amendments to the Code, or waivers from a provision of the Code to any executive officer or director, on our website as promptly as practicable, as may be required under applicable laws, rules and regulations of the SEC and NASDAQ.

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Executive Compensation
LETTER FROM THE LEADERSHIP AND COMPENSATION COMMITTEE CHAIR

Dear Fellow Shareholders:

2018 was a year of transformation for Alexion. We set ambitious goals for 2018, which we exceeded, and, in the majority of cases, far surpassed, through the hard work of our more than 2,600 employees across the globe. As Alexion moves through 2019, we have an exciting future ahead. The Board of Directors, the leadership team and our employees are all committed to deliver value to our patients, and through this, deliver long-term value for our shareholders. Alexion remains focused on becoming the most rewarding Company to work for.
The Committee’s pay-for-performance philosophy ties compensation to the achievement of short- and long-term financial, operational and strategic objectives that we believe will ultimately drive value creation for the Company’s shareholders. Over the last several years, we have made thoughtful changes and evolved our total rewards programs for our executives and our rank-and-file employees to align to best compensation and governance practices. At the same time, when aligned with the Leadership and Compensation Committee's compensation philosophy, we strive to incorporate shareholder feedback into compensation program design and components. In 2018, we actively reached out to shareholders throughout the year to discuss our business strategy and our pay for performance compensation model. We value the views of our shareholders.
With a fully transitioned management team as of 2018, the Company put forth ambitious goals and these ambitious goals were reflected in the 2018 compensation program. The 2018 compensation objectives were established to measure, among other important goals, strong commercial performance, improved operating margins, receipt of marketing approval of Soliris for the treatment of gMG, and progress advancing the Ultomiris program. At the conclusion of 2018, the Company's performance surpassed these ambitious goals and, in certain cases, even the "stretch" goals that the Committee set for the Company.
As discussed in greater detail in the Compensation Discussion and Analysis, over the last several years, we have made significant improvements to our executive compensation program, focused on aligning incentives with long-term value creation and incorporating best practices.
As we position Alexion for continued success as one of the world’s most innovative pharmaceutical companies, we expect our compensation programs to support and reinforce our strategy, secure our talent, and drive shareholder value creation.
Thank you for your support and we look forward to maintaining ongoing dialogue.

Sincerely,
Jack T. Mollen
Chair
The Leadership and Compensation Committee

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COMPENSATION DISCUSSION AND ANALYSIS
Introduction
This Compensation Discussion and Analysis section (CD&A) discusses the principles underlying our policies and decisions with respect to the compensation of our executive officers named in the “Summary Compensation Table”, who are referred to as our named executive officers (NEOs). For 2018, our NEOs are:

	Name	Position	Hire Date

Named Executive Officers: Name, Position and Hire Date	Ludwig N. Hantson, Ph.D.	Chief Executive Officer	March 27, 2017
	Paul J. Clancy	Executive Vice President and Chief Financial Officer	July 10, 2017
	Brian M. Goff	Executive Vice President and Chief Commercial Officer	June 1, 2017
	Anne-Marie Law	Chief Patient and Employee Experience Officer	June 5, 2017
	John Orloff	Executive Vice President, Research & Development	June 5, 2017
	Julie O’Neill	Former Executive Vice President, Global Operations	February 1, 2014
As required by rules and regulations of the Securities and Exchange Commission (SEC), Julie O'Neill, our former Executive Vice President, Global Operations, is considered an NEO for 2018. Ms. O'Neill resigned from her position with Alexion on June 28, 2018 and, in connection with such resignation, she entered into a Severance Agreement, as described in further detail below.

CD&A Table of Contents	Executive Summary	31
	Executive Compensation Framework and Philosophy	35
	2018 Compensation Components and Key Compensation Actions	39
	Compensation Governance	47
Executive Summary
Alexion’s executive compensation program is designed to attract, retain, incentivize and reward performance. The Leadership and Compensation Committee (for purposes of this CD&A, the “Committee”) seeks to deliver competitive compensation to help us retain and motivate our key talent and to recognize our executives for their contributions to Alexion and our patients, and for the value they create for shareholders.
2018 Performance Highlights
2018 was a transformational year for us. We are proud of what we were able to accomplish and to set the stage for the future of our business. During the last 18 months our organization has gone through significant changes; we have integrated an entirely new executive leadership team, relocated our headquarters from New Haven, Connecticut to Boston, Massachusetts, hired over 1,000 new employees

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(which equals approximately one-third of our workforce), and shifted our strategy from an ultra-rare disease to a rare disease focused company to broaden and diversify the patient populations we serve, all in a manner that we believe positions us for continued growth as we advance our mission of delivering innovative therapies to patients with rare diseases. Our renewed organization is dedicated to building and maintaining a high integrity culture centered around our patients.
Our 2018 performance demonstrated our ability to execute on our objectives, achieve excellent financial results, and advance and rebuild our pipeline. These key objectives served as the foundation around which the 2018 executive compensation program and components were designed.
Early in 2018, we identified five key objectives that would define our performance for the year. We established these objectives as the benchmark against which the management team would measure the Company's success. These objectives were communicated to our shareholders and we provided updates on our progress relative to these objectives on a quarterly basis. We set ambitious goals for 2018, which we exceeded, and, in the majority of cases, far surpassed. These key objectives, and our achievements in 2018 relating to these key objectives, are summarized below.

Grow In-Line Business	✓	Strong top-line execution in complement and metabolic portfolios
	✓	Full Year Total Revenues $4.13B, +16% Revenue Growth and 20% Volume Growth vs 2017

Drive SOLIRIS® Launch with gMG	✓	Best Alexion launch with SOLIRIS® in gMG
	✓	788 patients on therapy in the US as of December 31, 2018
	✓	Continued neurology investments to further accelerate revenue growth

Extend Complement Leadership with ULTOMIRIS™ (ALXN1210)	✓	Positive Phase 3 results in PNH naive and switch patients
	✓	Early FDA approval for PNH in December 2018, filings accepted for PNH in EU and Japan
	✓	Positive Phase 3 results in aHUS
	✓	Enrolling and dosing patients in Phase 3 once-weekly subcutaneous bridging study

Advance and Rebuild the Pipeline	✓	Filed for approval for SOLIRIS® in NMOSD in US and EU
	✓	Acquired two clinical stage assets and announced two complement research collaborations
	✓	Initiated Phase 1 study for ALXN1810 with potential for Q2W and Q4W subcutaneous dosing

Delivered on Financial Ambitions	✓	Double-digit revenue and non-GAAP EPS growth*
	✓	Non-GAAP Operating Margin exceeded 50%*
*For a reconciliation of these metrics to our GAAP performance metrics, please see Appendix A.

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The achievement of these results was reflected in the 2018 financial performance. For example, we generated record net product sales in 2018 for Alexion. In addition, the compound annual growth rate for our net product sales from the period of 2016 to 2018 was 15.77%. The chart below shows our year-over-year revenue growth since 2016.

United States	Asia Pacific
Europe	Rest of World

While the Alexion management team is very pleased to report the achievement of these 2018 financial and strategic goals to our shareholders, we are most proud of the manner in which these goals were achieved, which we believe reflects our culture of acting with integrity and with a focus on compliance. We believe this foundation of compliance and integrity will carry us forward to achieve our 2019 objectives and create shareholder value, which has been reflected so far in 2019 by an approximate 40% year-to-date stock price increase through March 15, 2019 (the record date for the 2019 Annual Meeting).
2018 Say-On-Pay Vote and Shareholder Engagement
The Committee and the Board carefully consider shareholder feedback, regarding the overall operation of our business, including with respect to our executive compensation program. Members of our Board participate in our investor outreach initiatives and our investor engagement team, including our Chair of the Board, Chair of the Leadership and Compensation Committee, Head of Investor Relations, Corporate Counsel, and Head of Total Rewards, regularly interact with our shareholders throughout the year on many topics. Through these interactions, we gather and consider feedback from our shareholders on strategic, operational, governance and executive compensation matters. Specifically, in connection with our 2018 Annual Meeting of Shareholders, we had extensive communications with our shareholders that addressed, among other items: (i) reviews of the governance improvements to our compensation programs; (ii) the increased use of performance as the foundation on which the components of the compensation program rests and (iii) the rationale for the pay-out amounts under our programs. We generally received positive responses from our shareholders on the compensation program. The following details the extent of this shareholder engagement.

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Shareholder Engagement During 2018
At the direction of the Board, this shareholder outreach continued after the 2018 Annual Meeting and throughout 2018 and into 2019 (the post-2018 Annual Meeting engagement included an outreach to shareholders holding approximately 60% of our common stock). These on-going discussions with our investors focus on issues of importance to our shareholder base, including our compensation programs. We are also able to tell the story of our business and management team, as 2018 represents the first full year our management team has been together.
Our 2018 financial and operational performance exceeded expectations for the Company and the goals established by the Committee early in 2018, which were, even at target levels, demanding and required meaningful improvement over prior years (which prior years had already reflected solid performance). This 2018 achievement is reflected in the Committee’s 2018 final performance compensation determinations. The Committee is focused on retaining and motivating a talented and experienced CEO and management team that the Committee and the Board believes can lead Alexion and create long-term shareholder value. Our communications with investors on executive compensation matters has emphasized our compensation roadmap with the progression from more subjective to more quantitative measurement for our annual cash incentive bonus plan (AIP) and our long-term equity incentive (LTI), as well as ensuring appropriate rigor and governance to plan design.
The Committee also carefully considers the views of the leading proxy advisory firms on the compensation peer group we have established. As discussed in greater detail under “Peer Group Selection Criteria”, the Committee strives to select companies that are of similar size (based on revenues, market capitalization, and number of employees), are organized like Alexion, operate in similar geographic and business areas (i.e., companies with a global presence and rare/orphan disease focus) and competes for the same talent. While the Committee endeavors to select peer companies that exhibit all these criteria, it recognizes that it cannot develop a peer group in which all companies satisfy all criteria. The Committee specifically noted the discrepancy between the Company’s selected peer group and those selected by a leading proxy advisory firm, in particular with respect to the inclusion of a generic pharmaceutical company (where results are not driven by innovation and expanding new product pipelines with new technologies) and an animal health organization (that operates under a different model and regulatory regime) by one of the proxy advisory firms. Alexion does not compete with these types of entities for employees or talent. After extensive consideration, the Committee determined that companies in the proxy advisory peer group

2019 Proxy Statement Alexion Pharmaceuticals, Inc.	34

do not represent an appropriate comparator group because the nature, size and scale of the business, regulatory regime, market demands and influences, and employee and investor perception of these companies are all fundamentally different from Alexion. As a result, the Committee did not make significant changes to our peer group during 2018.
Our shareholders' feedback and input informs the Committee's continuous assessment of the compensation program components and program design and these ongoing discussions with shareholders have contributed, and will continue to contribute, to the evolution of Alexion's executive compensation program. As noted above, the feedback from shareholders acknowledged the alignment of our executives' pay with our overall performance and generally expressed support for our executive compensation program. At the 2018 Annual Meeting, approximately 79% of the votes cast on the advisory vote on executive compensation were in favor of Alexion's 2017 compensation for our named executive officers as disclosed in the proxy statement for the 2018 Annual Meeting of Shareholders. Changes to our program in 2018 reflect the Committee's adoption of compensation best practices and, input from independent compensation consultants and proxy advisory firms, including:

•	Reducing the subjective component of our AIP;

•	Increasing the performance share unit component of our LTI (with a corresponding decrease in equity awards that are tied solely to time-based vesting);

•
Implementing three-year cliff performance and vesting periods for our performance share units (and also diversifying the performance metrics associated with these awards by replacing non-GAAP EPS with non-GAAP Operating Margin); and

•	Further reducing the maximum number of shares that can be earned in respect of performance share units.
In connection with our shareholder outreach after the 2018 Annual Meeting, there has been an expression of positive support for these changes and our compensation program and philosophy. In 2019, we plan to maintain a compensation program that has components and overall plan design that incorporates best practice feedback from shareholders and from our independent compensation consultant.

Executive Compensation Framework and Philosophy
Compensation Program Roadmap
Over the last several years, we have made significant changes to our executive compensation program, which we believe better align this program with our pay-for-performance philosophy, align the interests of our executives with those of our shareholders, and are consistent with good corporate governance and best practices. These changes are summarized in the table below.

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	2016	2017	2018

Annual Incentive Plan: From 100% Subjective to 65% Formulaic Goals	• 100% subjective	• 50% formulaic based on financial metrics • 50% qualitative based on strategic goals	• 65% formulaic based on financial metrics • 35% qualitative based on strategic goals
Annual Incentive Plan: Reduction in maximum payout from 300% to 200%	• 300% of target for CEO and named executive officers	• 200% of target for CEO and named executive officers	• 200% of target for CEO and named executive officers
Long-Term Incentive Mix: From 25% PSUs to 65% PSUs (assuming target performance); Options Eliminated	• Options - 50% • RSUs - 25% • PSUs - 25%	• Options - 20% • RSUs - 30% • PSUs - 50%	• Options - 0% • RSUs - 35% • PSUs - 65%
Performance Period and Vesting for Operational and R&D PSUs: From a 1-year performance period with 3-year ratable vesting, to a 3-year performance period with 3-year cliff vesting	• Pre-established 1-year goals • 3-year ratable vesting	• Pre-Established 1-year goals • 3-year ratable vesting	• Pre-established 3-year goals • 3-year cliff vesting • Replace non-GAAP EPS with non-GAAP Operating Margin to further diversify the metrics used in our variable compensation program
PSUs: Reduction in maximum leverage from ~900% to 300%	• Max operational PSUs – ~450% of target • Max R&D PSUs – ~450% of target	• Max operational PSUs – 250% of target • Max R&D PSUs – 100% of target	• Max operational PSUs – 240% of target • Max R&D PSUs – 60% of target
Governance Enhancements	• Eliminated single-trigger vesting on a change-in-control • Eliminated legacy Section 280G gross-up entitlements	• Maintained these governance enhancements in 2017	• Maintained these governance enhancements in 2018
Pay-For-Performance Summary
Alexion’s executive compensation program rests on a pay-for-performance foundation that supports our business strategy and aligns executives' interests with those of our shareholders. We believe that a significant portion of each executive's compensation should be variable and tied to the achievement of pre-established Company performance metrics that drive value creation for our organization and our shareholders. Accordingly, the Committee has designed our incentive programs with the goal of ensuring that actual realized pay for our executives varies above or below targeted compensation opportunities based on the achievement of challenging, yet achievable, performance goals, as well as the executive's individual contribution to performance. The Committee measures performance using several corporate, business, strategic and individual measures, as more fully described below. The specific metrics that we use to measure our performance under our executive compensation program were selected because the Committee believes that they are important to Alexion’s financial and operational success over the short- or long-term, as applicable.

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The pay-for-performance ethos is reflected within both our short-term (one-year) and long-term (three-year) compensation programs. In addition, a component of the long-term compensation is directly tied to total shareholder return (or TSR), an important performance metric for our shareholders. In general, we believe the mix of short- and long- term variable compensation components provides appropriate incentives to motivate near-term performance, while at the same time providing significant incentives to keep our executives focused on making future-oriented business, strategic and operational decisions that are intended to drive long-term corporate benefits that drive shareholder value (and not exclusively on quarterly or annual performance).
The charts below set forth the targeted total direct compensation mix for Dr. Hantson and the other NEOs for 2018. Targeted total direct compensation is calculated as the sum of: base salary, the AIP bonus at 100% of target and the proposed equity values of restricted stock units (RSUs) and PSUs granted to the individuals in 2018. Proposed equity value of the PSUs assumes that the performance metrics are met at 100% of target. Importantly, in 2018: (i) 92% of the CEO's targeted total direct compensation was performance-based compensation, and on average, 83% of our other named executive officers' targeted total direct compensation was performance-based compensation and (ii) 82% of the CEO's targeted total direct compensation and, on average, 71% of the targeted total direct compensation for our other named executive officers was in the form of equity which, as a significant component of overall total compensation, closely aligns the interests of our NEOs with those of our shareholders.
Compensation Mix: CEO
Compensation Mix: Average for NEOs (excluding CEO)
Executive Compensation Philosophy
The primary objectives of our executive compensation programs are to attract, retain and incentivize talented leaders, align pay with performance and, in the process, tie the interests of our executives to

2019 Proxy Statement Alexion Pharmaceuticals, Inc.	37

those of our shareholders and drive shareholder value, pay competitive compensation with a balance between cash and equity-based and short- and long-term compensation and provide programs that are balanced and internally consistent. The Committee considers and approves compensation programs based on the Committee's executive compensation philosophies, which include the following:

Drivers	Philosophies

Attract, Retain and Incentivize
•    We are deeply committed to attracting and retaining industry-leading talented individuals
•    Well-designed compensation programs incentivize our employees to achieve rigorous corporate and individual objectives that are important to our business and success
•    Our executive compensation programs reinforce our succession planning processes

Pay for Performance; Align with Shareholders
•    Performance is measured by operating and strategic performance, return to shareholders and individual contributions
•    We establish competitive opportunities to incentivize high performance and deliver greater rewards when corporate and individual performance exceed expectations and lower compensation when corporate or individual performance falls short
•    The interests of our executives are linked to those of our shareholders through equity awards (which include a TSR component in addition to other performance metrics) comprising a significant percentage of overall compensation and stock ownership guidelines that require executives to maintain a specified amount of Alexion stock and equity awards

Competitive with Peer Group
•    We believe that compensation paid by market peers matters
•    When we set targets, we evaluate the practices of our peers to validate that Alexion is competitive with other companies who compete with us for talent

Balanced Combination of Compensation Elements
•    We strive for an appropriate balance between cash and equity incentives
•      The annual cash incentive is intended to motivate individuals to successfully execute on short-term financial and strategic objectives
•      Equity incentives are intended to focus executives on the long-term success of the organization, as well as, in the case of PSUs, the achievement of pre-established financial and operational performance metrics
•      Equity incentives serve as a critical retention vehicle for value-creating roles

Fair and Consistent
•    We are committed to making the overall structure of our compensation programs similar across our global organization, taking into account level, geography and local considerations
•    We strive to develop compensation and reward opportunities for all employees based on responsibility and performance

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2018 Compensation Components and Key Compensation Actions
The primary elements of our executive compensation program and a summary of the actions taken by the Committee with respect to the 2018 compensation of our NEOs are set forth in the following table and are also described in further detail below:

Compensation Component	Link to Business and Talent Strategies	2018 Compensation Actions

Base Salary	Competitive base salaries help attract and retain executive talent.
Base salaries are reviewed annually against survey and peer market data and recommendations are made based on position relative to market and performance. In 2018, only two of our currently employed NEOs received an increase in base salary (3%) based on market positioning and the fact that executives were still relatively new in their roles. Dr. Hantson's base salary was not increased in 2018.

Annual Cash Incentive Compensation	Focus executives on achieving annual financial and strategic results. Measure NEO performance against pre-established Company performance goals.
Our annual cash incentive program is based on financial and strategic performance goals that are set annually. Performance is assessed annually by management and approved by the Committee. For 2018, we based 65% of our AIP payout on financial metrics including Revenue, Operating Margin, non-GAAP EPS and Free Cash Flow, and 35% of our goals based on strategic objectives. Our 2018 performance exceeded all of our AIP objectives and goals and corporate achievement was 174% of target. After taking into account their superior individual performance leading our organizational changes, our NEOs each received a bonus payout equal to 200% of target.

Long-Term Equity Incentive Compensation	Annual equity-based awards consist of PSUs (65%) and RSUs (35%). Provide a direct link to the creation of shareholder value and execution of our business plan.
Our Long Term Incentive program has evolved to a program that grants 65% of the annual award in the form of PSUs and 35% in the form of RSUs (assuming target performance for PSUs). PSUs granted in 2018 are based on three-year achievement of Revenue and non-GAAP Operating Margin financial milestones and vest three years from the date of grant if the performance metrics are met, generally subject to continued employment. The shares issuable under the PSUs can be increased or decreased based on our relative total shareholder return. The PSU goals are those that the Committee has identified as key indicators of Company performance and creation of shareholder value. Additionally, because R&D is integral to building our pipeline, we provide an opportunity for additional PSUs to be earned based on long-term value creation milestones linked to R&D objectives. RSUs granted in 2018 vest over four years, with RSUs vesting in equal annual installments. RSUs provide focus on stock price growth and serve our talent retention objectives.

2018 Compensation Decisions for Named Executive Officers
As further described below, the Committee approved 2018 (i) base salaries, (ii) annual cash incentive targets, and (iii) LTI awards, including PSUs and RSUs, in February 2018 for each of the NEOs.

2019 Proxy Statement Alexion Pharmaceuticals, Inc.	39

Base Salaries
Base salary represents a secure, fixed component of an executive's compensation. Determinations of base salary levels for our executives are established based on the position, scope of responsibilities, and prior relevant background, training and experience of each individual. Base salaries are evaluated annually for possible merit or other increases and take into account the Committee's annual review of the marketplace competitiveness of our NEOs' base salaries as compared to the peer group and survey data provided by our independent compensation consultant. The Committee believes that the 2018 base salary increases approved for two of our NEOs are consistent with market levels and appropriately reflect individual contributions of these NEOs.
The Committee did not increase the 2018 base salaries for Dr. Hantson, Mr. Clancy, or Ms. Law. Mr. Goff and Dr. Orloff each received a 3% increase in base salary in 2018 to better align their salaries with the market, as well as to reward them for their individual contributions in 2017.

2018 Base Salary Changes	CEO	2017 Base Salary	2018 Base Salary	% Change
	Ludwig Hantson	$1,200,000	$1,200,000	0%

2018 Base Salary Changes	All Other Named Executive Officers	2017 Base Salary	2018 Base Salary	% Change
	Paul Clancy	$900,000	$900,000	0%
	Brian Goff	$675,000	$695,250	3%
	Anne-Marie Law	$650,000	$650,000	0%
	John Orloff	$675,000	$695,250	3%
	Julie O’Neill	€552,000	€566,000	2.5%

Annual Cash Incentive Awards
For each of the NEOs, the Committee established annual cash incentive targets as a percentage of base salary for 2018.
We pay annual cash incentive awards to drive the achievement of strong annual performance. The Committee endeavors to deliver a meaningful portion of total cash compensation in the form of performance-based annual cash incentives. The Committee believes that doing so is critical because the opportunity for a meaningful cash award will, together with strong management and accountability, drive executives to individually and collectively achieve and exceed Alexion's annual objectives.

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The Committee established annual cash incentive targets as a percentage of base salary for each of the NEOs for 2018 as follows.

2018 Cash Incentive Target Changes	CEO	2018 Target (as a percentage of Base Salary)	2017 Target (as a percentage of Base Salary)
	Ludwig Hantson	120%	120%

2018 Cash Incentive Target Changes	All Other Named Executive Officers	2018 Target (as a percentage of Base Salary)	2017 Target (as a percentage of Base Salary)
	Paul Clancy	70%	70%
	Brian Goff	70%	70%
	Anne-Marie Law	70%	70%
	John Orloff	70%	70%
Under the annual cash incentive plan, no bonus is payable if the applicable threshold performance goal is not achieved (thereby providing no cash incentive if the minimum targets established by the Committee with respect to a performance criterion is not achieved). 50% of target is payable if threshold performance is achieved with respect to a performance criterion and a maximum of 200% of target is payable for achieving the highest level of performance with respect to such criterion.
The performance goals for the 2018 AIP were based on four financial metrics representing 65% of the performance goals and strategic imperatives representing 35% of such goals, with an individual performance modifier that could result in an increase or decrease to the AIP payout for an individual based on individual performance. The measures and weightings for all components, including the strategic imperatives, of the 2018 AIP were established at the beginning of the year. We exceeded each of our financial metrics, resulting in a performance score of 169% for the financial component of the AIP (as described in the table below). The strategic performance metrics for the 2018 AIP were focused on improving certain core aspects of Alexion's business. The goals were detailed and granular, and structured to drive performance to achieve specific milestones that had been identified as integral to Alexion's operations. The Committee established the financial and strategic targets and milestones that were deemed challenging at the time they were put in place and the Committee concluded that achievement of the targets would require exceptional performance from each of the NEOs and the entire management team (and to further incentivize our NEOs, the Committee established maximum or "stretch" goals that were considered to be much more demanding). The Committee also believed that these objectives required exceptional cross-functional performance and execution to achieve by a management team that was only recently appointed.
The 2018 AIP strategic goals specifically related to a combination of: rebuilding our pipeline, transforming patient lives, business development transactions and building our culture to make Alexion the most rewarding Company to work for. The Company not only met the strategic targets that the Committee had established, but in many cases the performance reflected satisfaction of the even more stringent and demanding maximum or stretch performance goals. This achievement resulted in a performance score of 183% for the strategic component of our AIP.
The weighted average results between the financial and strategic goals of the AIP resulted in a total performance score of 174% of target.

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2018 Financial Performance

	Performance Range
2018 Financial Goals	Threshold (50%)	Target (100%)	Maximum (200%)	2018 Results	% of Target Performance	Funding %

Net Product Revenue (40%)	$3,528M	$3,920M	$4,312M	$4,190M	106.9%	161%
Operating Margin (20%)	44.0%	48.7%	52.6%	52.1%	107.0%	181%
Non-GAAP EPS (20%)	$5.46	$6.80	$8.14	$7.75	113.9%	163%
Management Cash Flow (20%)	$1,045M	$1,352M	$1,659M	$1,604M	118.7%	178%

Financial Performance Funding: 169%
Funding for Financial Performance at 65% (169% x 65%) = 110%
In establishing the 2018 financial performance metrics, the Committee took into account the 2017 metrics as well as 2017 performance and established challenging, yet achievable, 2018 goals that required meaningful improvement over 2017 performance. For example, the two common financial metrics that were included in both the 2017 and 2018 AIP were Net Product Revenue and Non-GAAP EPS, and the target set for 2018 represented an increase of 12% and 32%, respectively, from the Company's 2017 actual results. Further, the Committee put these challenging, yet achievable, goals in place during a year in which the management team was establishing itself and implementing its vision for Alexion, moving its corporate headquarters, implementing a comprehensive company-wide transformation plan to enhance and remediate its business processes, structures, controls, training, talent and systems across Alexion’s global operations, hiring a significant number of new employees and aggressively pursuing Ultomiris approval for PNH and preparing for product launch.

2018 vs 2017 Financial Performance Goals

Financial Goals	2017 Target	2017 Results	2018 Target	2018 Results	Target Increase Over Prior Year Actual Performance

Net Product Revenue	$3,450M	$3,513M	$3,920M	$4,190M	12%
Non-GAAP EPS	$5.13	$5.81	$6.80	$7.75	32%
In determining the methodology for calculating the metrics for each of the financial components of the 2017 and 2018 AIP, the Committee determined to make certain adjustments to the amounts reported in the Company’s Annual Report on Form 10-K for 2017 and 2018 to better reflect the Company's operating performance.

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2018 Strategic Performance

2018 Objective	2018 Goal	Achievement	Impact	Achievement %

Successful Launch of gMG (25%)	Specified amount of gMG Revenue	2018 gMG Revenue results and patients on therapy far exceeded stretch goal	Delivered the Company's most successful launch in its history with 788 gMG patients on Soliris by December 31, 2018; Built capabilities in Neurology, a new therapeutic area	200%
Approval of Ultomiris (25%)	1210 PNH registration submissions in Q3 and Q4; Launch readiness in 2019/2020	1210 PNH registration submissions in Q2 and Q3, well ahead of goal and significantly ahead of standard industry timelines	Two positive Phase 3 readouts in the largest ever PNH clinical program. Early approval in the US and launch in 2018 (approx. 2 months before PDUFA date); EU and Japan submissions filed	200%
Rebuild Clinical Pipeline (25%)	Deliver at least 2 new complement programs; Deliver at least 2 Business Development transactions	Delivered new complement programs (ALXN1810 and ALXN1210 SC PNH); Delivered 4 business development transactions, including acquisition of two clinical stage assets and two complement research assets (with rights to acquire targets for additional indications)	Rebuilt and greatly expanded Company's pipeline with new research and clinical stage programs	167%
Build Culture (25%)	Implementation of new Anti-Bribery/Anti-Corruption policy, system and training globally by 3Q18; Significantly improve culture survey results over baseline; Continue to evolve the organization by building talent infrastructure	Compliance and quality goals met; Culture survey performance improved by over 30 points; Built talent infrastructure and relocated our headquarters to Boston, MA	Achievement of these goals exceeded all targets in timing, performance and quality (while achieving improved financial performance)	166%

Strategic Performance Score: 183%
Funding For Strategic Performance at 35% (183% x 35%) = 64%
2018 Total Performance Score (Financial - 110% + Strategic - 64%): 174%
When taking into account individual performance of our NEOs during 2018, the overall funding for annual cash incentives was determined to be 200% of target (financial and strategic performance of 174%, plus an increase for exceptional individual performance of 26%).The individual achievements of the NEOs are described below (See our 2018 Performance Highlights for additional details). The 2018 bonus was calculated as follows:

Eligible Earnings	X	Target Percentage	X	(	Financial Performance 65% Weighted Funding	+	Strategic Performance 35% Weighted Funding	+	Individual Performance	)

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As noted above, the bonuses for the NEOs were increased by an additional 26% of target pursuant to the 2018 AIP to recognize their superior individual performance and role in driving our significant organizational changes in 2018. In 2017, the Committee established a policy on bonus payouts under the AIP that capped the aggregate payout under the AIP to 200% of target, and in accordance with that cap, the Committee limited the bonus payout to 200% of target under the 2018 AIP for the NEOs.
Our CEO, Ludwig Hantson, led the new chapter in Alexion's development. Dr. Hantson implemented a material shift in our strategy from a focus on ultra-rare disease to rare disease; assembled a management team that has, in a short time, improved our financial performance, developed an enhanced product pipeline and is developing a top-tier compliance program; moved our headquarters to Boston to elevate our talent pool and be a contributor to the Boston biotech hub; contributed to our improved workplace culture by establishing an appropriate the "tone-at-the-top" that focuses on and values compliance and integrity in all of Alexion's work; and spear-headed a global sustainable pricing strategy for Ultomiris.
Our Chief Financial Officer, Paul Clancy, drove sustained strong financial results including double-digit revenue growth and over 700 basis points of margin expansion and led the execution of four strategic business development deals (which was unprecedented in our history).
Our Chief Scientific Officer, John Orloff, significantly contributed to our three positive Phase 3 read outs in 2018 as well as supported business development deals and the earlier than expected approval of Ultomiris by the U.S. Food and Drug Administration.
Our Chief Commercial Officer, Brian Goff, built out a new therapeutic area for his commercial team in Neurology; led the gMG launch, which was the most successful launch in Alexion’s history; and, with our head of compliance, transformed our sales force to focus on ethics, compliance and integrity.
Our Chief Patient & Employee Experience Officer, Anne-Marie Law, supported the transformation of the Company by contributing to over 1,000 new hires (more than one-third of the total organization); partnered with the Head of Culture to support an over 30% improvement in culture survey results and formed a new initiative to connect patient focus and employee experience to how we run our business.
The following table sets forth the 2018 AIP target payout and the actual amounts paid to the NEOs.

2018 AIP Payout	CEO	2018 Target	Annual Cash Incentive Paid	% of Target
	Ludwig Hantson	$1,440,000	$2,880,000	200%

2018 AIP Payout*	All Other Named Executive Officers	2018 Target	Annual Cash Incentive Paid	% of Target
	Paul Clancy	$630,000	$1,260,000	200%
	Brian Goff	$486,675	$973,350	200%
	Anne-Marie Law	$455,000	$910,000	200%
	John Orloff	$486,675	$973,350	200%
*Ms. O’Neill received a pro-rated annual bonus payment under the AIP pursuant to the terms of her severance agreement as described below.

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Long-Term Incentive Awards
The Committee believes that LTIs are a critical element of compensation that provides a mechanism to align shareholder’s interests with leadership, and promotes behaviors consistent with Alexion’s strategic plan and financial goals. Each LTI award is a variable component of compensation and no individual, including any NEO, is guaranteed to receive an award or any value in respect of his or her awards. The Committee believes that its practice of granting LTI awards to Alexion executives is critical to driving long-term successful performance.
The Committee has not established formal guidelines for LTI award grants to our executives, including our NEOs. In determining LTI awards for executives, the Committee considers:

•	Peer group market data;

•	The individual's historic contributions and potential contributions to Alexion's growth and financial results;

•	Value of proposed awards;

•	Corporate performance; and

•	The individual's level of responsibility within Alexion.
The Committee has established a compensation approval process such that all components of compensation are approved at the same time early each year. By taking a holistic view to each of the cash component of compensation (base salary and annual bonus) and the equity component of compensation, the Committee ensures that an executive's total compensation is consistent with the Committee’s overall philosophy and objectives.
In February 2018, the Committee approved LTI awards in a combination of PSUs (which constituted 65% of the aggregate LTI value, assuming target performance, at the date of grant) and RSUs (which constituted 35% of the aggregate LTI value at the date of grant). The Committee approved LTI awards for the NEOs in the amounts set forth below.

Performance Share Units 65%	+	Restricted Stock Units 35%	=	Long Term Incentive Award
We have an established annual LTI grant practice in which LTI grants are made following the completion of the selection of our peer group and our internal performance reviews of our executive officers, as well as a review of the external market equity practices (including the data from our peer group and the F.W. Cook survey and market data described below). The Committee approves the annual LTI grants in February of each year following our annual earnings release. In accordance with our equity grant policy, the NEOs LTI awards are granted on the last day of February (and the number of shares subject to the LTI awards are determined based upon the closing stock price on that date). Other grants, such as those made in connection with a new hire, are generally granted on the first trading day of the month following the date of hire.
RSUs vest over four years in equal annual installments. PSU awards are subject to a variety of performance criteria (as described below). PSUs awarded to our NEOs in February 2018 are earned, if the applicable three-year performance criteria are satisfied, and vest at the end of a three-year performance period.
As noted above, the Committee believes the mix of equity awards issued to our NEOs in 2018 provides a mechanism to align management with shareholder interests while supporting our talent retention objectives:

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•	PSUs inherently incentivize shareholder value creation, since PSUs will only be earned based on Alexion's operational, TSR and R&D performance.

•	RSUs align pay and Company performance as reflected in our share price. RSUs are more likely to support the Committee's talent retention objectives.
As noted in the Executive Summary above, 2019 equity awards consist of the same mix of PSUs and RSUs at 65% and 35% of aggregate LTI value, respectively, to ensure continued focus on achievement of key strategic initiatives intended to build long-term shareholder value.
The following tables provide information on the 2018 PSUs and RSUs granted to our NEOs.

2018 LTI Awards	CEO	Proposed Equity Value	Number of Shares of RSUs	Number of Shares of PSUs (At Target)
	Ludwig Hantson	$12,000,000	35,760	66,411

2018 LTI Awards	All Other Named Executive Officers	Proposed Equity Value	Number of Shares of RSUs	Number of Shares of PSUs (At Target)
	Paul Clancy	$3,200,000	9,536	17,710
	Brian Goff	$3,000,000	8,940	16,603
	Anne-Marie Law	$2,800,000	8,344	15,496
	John Orloff	$3,000,000	8,940	16,603
	Julie O’Neill	$3,000,000	8,940	16,603*
* Ms. O’Neill received acceleration of certain outstanding equity awards pursuant to the terms of her severance agreement as described below. None of the PSUs granted in 2018 were accelerated under the severance agreement.

Performance Share Unit (PSU) Components

2018 Long Term Incentive Components

Operational PSUs	Relative TSR		R&D PSUs
Operating Margin 60%	75th% or Higher		R&D Milestones 60%		2018 PSUs
	Median 0%	+		=
Revenue Growth 40%	25th% or Lower
We redesigned the PSU component of the LTI program for 2018 and itincluded the following central features:

•
2018 Operational PSUs are earned based on a three-year performance period with the amount of shares of common stock actually earned by the NEO being dependent upon the achievement of Alexion's Revenue (weighted 40%) and non-GAAP Operating Margin (weighted 60%) targets.

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•
The Committee, in establishing these long range financial goals, incorporated optimistic assumptions regarding the contribution of future pipeline advancement and commercialization to corporate financial performance (thereby making the satisfaction of these financial metrics more challenging and dependent upon advances in our product pipeline). In order to achieve these targets, the Company must achieve significant growth and demonstrate operational and financial discipline.

•	Threshold performance must be achieved for one or both of the operational PSU metrics (Revenue and non-GAAP Operating Margin) or no operational PSUs will be earned.

•
Earned Operational PSUs can be increased or decreased by up to 20% based on Alexion's three-year relative TSR performance compared to the TSR Peer Group, with an 0.8% increase for each 1% that Alexion’s TSR is above the 75th percentile of the Peer Group or a 0.8% decrease for each 1% that Alexion’s TSR is below the 25th percentile of the TSR Peer Group. The TSR Peer Group is the collection of companies within the S&P 400 and 500 Pharmaceuticals, Biotechnology, and Life Sciences Indices, as well as any additional companies in our executive compensation peer group, which the Committee viewed as a relevant and appropriate benchmark.

•
Because R&D is vital for our business growth and pipeline expansion, an additional number of PSUs, up to 60% of the target number of PSUs, can be earned by our NEOs. The R&D PSUs that could be earned have a three-year performance period with the amount actually earned dependent upon satisfaction of specified three-year R&D milestones. For 2018, the Committee selected seven R&D milestones to incentivize executives to achieve aggressive R&D goals relating to our internal and external additions to our pipeline that will expand our product pipeline with the objective to continue to increase and diversify our revenue. The milestones relate to Ultomiris (four regulatory approval milestones and two clinical milestones in a second formulation) and the completion of clinical-stage business development transactions.

•	To the extent earned, all PSUs cliff vest on the date that the Committee determines performance, which will be on or after the third anniversary of the date of grant.
The Committee and management review long term LTI objectives at each Committee meeting to assess long term achievement probability.
Compensation Governance
Role of Executives in 2018 Compensation Decisions
No NEO participated in discussions about or made recommendations with respect to his or her own compensation.
A small number of executives typically attended Committee meetings, including our CEO, CFO, Chief Patient and Employee Experience Officer and General Counsel.
The CEO, with appropriate staff and management support, worked with the Committee and its independent compensation adviser to develop compensation recommendations for the NEOs other than himself. The CEO discussed his evaluation of the individual performance of the other NEOs. The Committee, however, was responsible for making all decisions regarding the compensation of the other NEOs.
The Committee was responsible for evaluating and determining the CEO's compensation and worked directly with the independent compensation adviser, as discussed below, with appropriate support from Alexion staff. The CEO was not present when the Committee discussed and approved his compensation.
Role of the Leadership and Compensation Committee
In accordance with the Committee's charter, the Committee determines the compensation of Alexion's executive officers and approves and evaluates Alexion's compensation programs. The Committee makes its executive compensation decisions based on many factors, including:

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•	Its review of corporate results against financial and strategic corporate objectives that are established early in the year, assigning a performance score as a percentage of target

•
An annual benchmarking exercise to obtain competitive market information and compare each executive's compensation to that of individuals in similar positions at Alexion's self-selected peer group of companies

•	The CEO's assessment of the performance of his direct reports measured against their objectives

•	The CEO's compensation recommendations for his direct reports

•	The Committee's assessment of the CEO's performance
Role of the Compensation Adviser
According to its charter, the Committee is authorized to engage, retain and terminate consultants to assist it in any aspect of the evaluation of CEO or executive officer compensation, and to approve such consultant's fees and retention terms. The Committee also has authority to obtain advice from internal or external legal and other advisors. In 2018, the Committee retained Frederic W. Cook & Co., Inc. (“FW Cook”) to advise the Committee as its independent compensation adviser.
FW Cook provided analysis, research, data, peer and other market information, survey information and program-design experience in evaluating and assisting in the development of Alexion's compensation programs for executives as well as cash and equity incentive program terms. The compensation adviser also kept the Committee informed of market trends and developments. Representatives of FW Cook generally attended meetings of the Committee and communicated with the Chief Patient and Employee Experience Officer and Committee Chairman between meetings. The Committee, however, made all decisions regarding the compensation of our executive officers.
The Committee assessed the independence of FW Cook, taking into account the relevant SEC and NASDAQ independence factors. The Committee believes that FW Cook is independent and that there are no conflicts of interest that would impact the advice the Committee received from the compensation adviser.
Assessing the Competitive Marketplace and Alexion's Peer Group
FW Cook assisted the Committee in its compensation decisions by, among other things, providing market compensation information reflecting the executive compensation practices and levels across similar positions and similar industry companies. FW Cook utilized compensation surveys to assess market information, including compensation surveys prepared by Willis Towers Watson and Radford. In addition, the Committee considered the pay and practices at a peer group of biotechnology and pharmaceutical industry companies when making executive compensation decisions.
How the Peer Group is Used
The Committee uses the peer group data in the following ways:

•	As an input to determine base salary, annual cash incentive targets, awards actually paid and the approximate grant-date value and form of long-term incentive awards;

•	As an input to determine total direct compensation;

•	As an input for designing our executive compensation programs;

•	As an input to develop the form and mix of equity awards;

•	To assess whether Alexion’s executive compensation programs are aligned with Company performance; and

•	To assess incentive plan burn rate, overhang and equity expense.

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The peer group information is a key reference point for the Committee. The Committee compares the compensation of each NEO to similar positions within the peer group. The Committee also takes into account various factors such as the unique characteristics of the individual's position, and any succession and retention considerations. The Committee, however, does not generally adopt peer group compensation levels as strict boundaries when making its decisions, and will award amounts greater or lower than the peer group as they determine that the circumstances require. The Committee chooses the level of opportunity and the mix of compensation elements to determine total direct compensation opportunities in a way that it believes is appropriate to incentivize exceptional performance in accordance with its overall compensation philosophy and the Board's business goals and strategic objectives.
Peer Group Selection Criteria
The Committee develops the peer group based on the criteria listed below, together with input from its independent compensation adviser. The Committee strives to select companies that are of similar size (based on revenues, market capitalization, and number of employees), are organized like Alexion, and operate within the same markets and industry (i.e., are focused on the innovative development of pharmaceutical products, a global presence and a focus on orphan and rare diseases). The peer group selection criteria are set forth in greater detail in the table below. While the Committee endeavors to select peer companies that satisfy all of the criteria set forth below, it recognizes that it cannot develop a peer group in which all companies satisfy all of these criteria.

Consideration	Purpose

Industry
A peer company should operate in the biotechnology or pharmaceutical industry to appropriately reflect the nature, size, scale and innovation of the business, market demands and influences, and employees and investor perception. After extensive consideration of generic pharmaceutical and animal health companies which are designated as peers by certain proxy advisory firms, the Committee does not believe that companies in those industries represent an appropriate comparator group because the nature, size and innovation required of these businesses, market demands and influences, and employee and investor perception of these companies are all fundamentally different from Alexion.

Recruiting	A peer company should operate in the same industry and should compete with Alexion for talent.
Annual Revenues	Generally, companies in the same industry with similar revenues to Alexion (between 0.3x and 3x Alexion revenues) and are operating businesses of a similar commercial complexity.
Market Capitalization
Generally, companies with market capitalizations in the same industry as Alexion’s (between 0.3x and 3x Alexion's market capitalization) and are established, mature businesses that have expected revenue growth and anticipated pipeline achievements.

Global Presence	A peer company should conduct global commercial operations. We look at the percent of revenues attributed to non-U.S. sales and consider companies with worldwide operations.
Number of Employees	The number of individuals employed by a peer company tends to be a reflection of the organization’s operational complexity. We target between 1,000 and 9,000 employees.
Orphan and Rare Disease Focus	A peer company should be focused on the development and commercialization of therapeutic products for orphan and rare diseases.

FW Cook and the Committee reviewed the list of companies identified using the above parameters to determine which companies are most similar to Alexion. The lack of similarity of a peer company to Alexion with respect to any single criterion stated above is not by design, but rather because there are not a sufficient number of companies that are similar to Alexion with respect to all criteria. For example, not all companies in Alexion's peer group have a rare disease focus. The Committee believes that it is not

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possible to eliminate differences entirely and recognizes the possibility that shifts in Alexion's peer group selection could influence executive compensation decisions. Additionally, given Alexion’s global complexity, success in hiring top industry talent and relatively high market capitalization to revenue ratio, the Committee believes that it would be detrimental to the Company and shareholders to focus primarily on any one factor, such as revenues, when selecting peer companies.
Peer Group
The Committee and FW Cook analyzed the peer group it used in 2017, evaluating it in light of past and anticipated industry consolidations. The Committee considered each company in the 2017 peer group and 15 additional companies in its review. One company from the existing (or 2017) peer group of 15 was removed due to its acquisition (Medivation, Inc.). The Committee also decided to add one new company, Seattle Genetics, Inc., to better balance the overall size of the peer group. As a result of these changes, the peer group that was used for 2018 compensation decisions included the same number of peers at 15, with all but one reporting revenues outside the U.S.
Below is the peer group used by the Committee when determining 2018 base salaries, targets for annual cash incentive awards, and LTI awards included:

2018 Peer Group Changes	Added: Seattle Genetics, Inc.	Removed: Medivation, Inc. (Due to M&A Activity)

2018 Peer Group	AbbVie Inc.	BioMarin Pharmaceutical, Inc.	Regeneron Pharmaceuticals, Inc.
	Alkermes plc	Celgene Corporation	Seattle Genetics, Inc.
	Allergan plc	Gilead Sciences, Inc.	Shire plc
	Amgen Inc.	Incyte Corporation	United Therapeutics Corporation
	Biogen Inc.	Jazz Pharmaceuticals plc	Vertex Pharmaceuticals, Inc.

At the time of the Committee’s compensation review leading up to compensation decisions in February 2018, Alexion was, on balance, at approximately the median of the peer group. The barbell nature of our industry necessitates the inclusion of larger peer companies, which are balanced by smaller peers such that our percentile rank is close to the median. Specifically, Alexion was at the 46th percentile for revenue, 38th percentile of market cap, 59th percentile for non-US revenue and 45th percentile for total employees.
While shareholder feedback and support for our executive compensation program are consistently positive, in 2018 we received criticism for the size of certain peer companies from one of the leading proxy advisory firms. As discussed in greater detail in “2018 Say-on-Pay Vote and Shareholder Engagement”, the Committee carefully considered this feedback and concluded that the above peer group is an appropriate representation of market compensation levels for Alexion. Most importantly, it reflects companies within our industry and our size generally approximates the median.
Market practices are one of the considerations that the Committee considers when determining executive compensation program design, the components of compensation and the amounts of compensation. The committee does not generally target a specific market percentile or simply replicate the market practice of peer group companies. Instead, the review of the practices of our peer group is utilized as a reference point to assist the Committee in providing programs designed to attract, retain and inspire our executives. The Committee also uses a peer group to provide context for its executive compensation decision-making. Each year, and periodically during the course of the year if the circumstances require, our independent

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compensation consultant reviews the external market landscape and evaluates the composition of our peer group for appropriateness.
Compensation Practices - What We Do And Do Not Do
Below is a description of some of our other executive compensation practices that further highlight our commitment to compensation governance and paying for performance:

What We Do		What We Do Not Do
✓	Hold an annual say-on-pay advisory vote for shareholders.	☒	Grant discount stock options.
✓	Engage independent outside compensation consultants and utilize market and industry data to ensure we compensate fairly and competitively, but not excessively.	☒	Gross-up excise taxes upon a change in control.
✓
Mitigate undue risk-taking by using multiple performance metrics, imposing caps on payouts, maintaining a clawback policy for cash and equity awards, and performing annual compensation risk assessment.
		☒	Reprice underwater stock options without shareholder approval.
✓	Use an appropriate mix of cash and non-cash compensation, with an emphasis on variable (at-risk) compensation.	☒	Permit hedging or pledging of our stock.
✓	“Double trigger” accelerated vesting upon a change in control.
✓	Set meaningful stock ownership and retention guidelines for the Chief Executive Officer and other executives.

Termination and Change of Control-Based Compensation
We provide severance payments and other benefits to our executives under written employment agreements if their employment is terminated without cause or in certain other instances, including in connection with a change of control. In February 2016, the Committee approved new executive employment agreements, which all of our continuing NEOs are party to, to among other things, eliminate all 280G gross-up provisions and increase cash severance benefits based on market practices. Severance provisions related to a change of control assist in retaining high quality executives and keeping them focused on their responsibilities during any period in which a change of control may be contemplated or pending. We also provide for accelerated vesting of outstanding equity awards upon a change of control for awards granted prior to January 1, 2016. In 2016, the Committee eliminated automatic single-trigger equity acceleration upon a change of control. With respect to awards granted in 2016 and thereafter, our executive employment agreements now provide for double-trigger acceleration of vesting only in the event of a qualifying termination of employment following a change of control. More details on the severance payments and benefits our continuing and terminated NEOs are entitled to receive, or have received, are provided under “Potential Payments Upon Termination or Change of Control” below.
Departure of Ms. O'Neill
On June 28, 2018, we announced that Ms. Julie O'Neill, our Executive Vice President, Global Operations, resigned her position and departed from the Company. Alexion made a determination not to hire a new Executive Vice President, Global Operations and, instead, the functions formerly performed by the Executive Vice President, Global Operations were assumed by certain members of Alexion's management team.

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In connection with Ms. O'Neill's resignation, the Company and Ms. O'Neill entered into a severance agreement dated as of June 27, 2018 (the Severance Agreement). Pursuant to the terms of the Severance Agreement, the Company agreed to provide certain benefits to Ms. O'Neill, including the following: (i) three-months of advance notice of termination of employment (which period ended on September 30, 2018) and continued salary and benefits through such three-month period; (ii) cash payments equal to 18-months' salary, or approximately €827,166 (of which €342,709 was contributed to the Company's pension plan for Ms. O'Neill's benefit); (iii) a lump sum cash payment equal to Ms. O'Neill's pro rata cash bonus for 2018, or approximately €297,150; (iv) a lump sum cash payment equal to Ms. O'Neill's full year target cash bonus for 2018, or approximately €396,200; (v) a cash payment of €7,441 in lieu of continued health and dental insurance coverage for the 18-month period following September 30, 2018; (vi) acceleration of vesting of all outstanding stock options and time-based restricted share unit awards (including earned PSUs (none of the PSUs granted in 2018 were accelerated pursuant to this agreement)) that were unvested as of September 30, 2018 and an extended exercise period for vested stock options (to 180 days following Ms. O'Neill's termination of employment); and (vii) tax preparation and reimbursement assistance for income earned from the Company during calendar year 2018. In addition, Ms. O'Neill was entitled to receive outplacement services for a period of five months following her termination of employment with a value of up to €8,500. In order to receive the foregoing benefits, Ms. O'Neill executed a general release in favor of Alexion. Ms. O'Neill further agreed to be bound by certain customary restrictive covenants, including covenants related to confidentiality and non-solicitation of customers and employees.
Personal Benefits
Our NEOs are eligible for the benefit programs we provide to all employees, such as medical, dental, vision, life and disability insurance benefits. Our U.S.-based NEOs are eligible to participate in our tax-qualified 401(k) plan on the same basis as other U.S. eligible employees. We also provide relocation benefits and other limited perquisites to executives that are also available to certain other employees. The relocation and other perquisites we provided to the NEOs in 2018 are disclosed in the “Summary Compensation Table” below.
Stock Ownership Guidelines
Our executives and directors are subject to stock ownership guidelines. Shares owned by the individual, unvested restricted stock and unvested restricted stock units count towards these ownership goal. Unearned PSUs do not count towards these ownership guidelines. Directors and officers are required to meet these guidelines within five years of becoming subject to them. All of our executives and directors currently satisfy the guidelines.
Executive Officers. Our current policy requires Alexion's executives to own shares with a value equal to a specific multiple of such executive's base salary as indicated in the table below:

Officer Level	Market Value as a Multiple of Base Salary
Chief Executive Officer	6x
Executive Vice Presidents and Senior Vice Presidents reporting to the CEO	3x
Other Senior Vice Presidents	1x

Directors. Directors are required to own shares with a value equal to five times the annual director cash retainer, which was $95,000 for 2018.

2019 Proxy Statement Alexion Pharmaceuticals, Inc.	52

Anti-hedging and Anti-pledging Policy
Our insider trading policy prohibits all directors and employees, including our executives, from pledging or engaging in hedging or similar transactions in Alexion's stock, such as prepaid variable forwards, equity swaps, collars, puts, calls, and short sales.
Recoupment Policy
We have adopted an executive compensation recoupment policy, or “clawback,” that requires our independent directors to consider whether to seek reimbursement of any bonus or incentive (whether cash or equity) awarded to a Section 16 officer if and to the extent: (a) the amount of the bonus or incentive (whether cash or equity) compensation was calculated based upon the achievement of certain financial results that were subsequently the subject of a restatement, (b) the executive engaged in intentional misconduct that caused or partially caused the need for the restatement, and (c) the amount of the bonus or incentive (whether cash or equity) compensation that would have been awarded to the executive had the financial results been properly reported would have been lower than the amount actually awarded.
Compensation Risk Assessment
The Committee oversees an annual risk assessment of the Company’s compensation programs to determine whether such programs are reasonably likely to have a material adverse effect on the Company. For 2018, the Committee concluded that the Company’s compensation programs were appropriately balanced to mitigate compensation-related risk with cash and stock elements, financial and non-financial goals, and short-term and long-term rewards. The Company also has policies to mitigate compensation-related risk, including stock ownership guidelines, clawback provisions, and prohibitions on employee pledging and hedging activities. Further, the Company’s policies on ethics and compliance along with its internal controls also mitigate against unnecessary or excessive risk taking by employees.
Section 162(m) Policy
Under Section 162(m) of the Internal Revenue Code, publicly held corporations generally may not deduct compensation in excess of $1 million paid to certain executive officers, subject to limited transition relief for certain arrangements in place as of November 2, 2017.
The Committee believes that its primary responsibility is to provide a compensation program that attracts, retains and rewards the executive officers necessary for the Company’s success, as described above. As a result, we currently and may in the future award compensation that is not fully deductible under Section 162(m) in order to ensure competitive levels of total compensation for our executive officers and when we otherwise view such compensation as consistent with our compensation policies.
Report of Leadership and Compensation Committee
The Committee of the Board reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.
The Leadership and Compensation Committee
Jack T. Mollen, Chairman
David Brennan
Christopher J. Coughlin
Deborah Dunsire, M.D.

2019 Proxy Statement Alexion Pharmaceuticals, Inc.	53

Summary Compensation Table
The following table sets forth information regarding the compensation awarded to, earned by or paid to each of our NEOs during the fiscal years ended December 31, 2018, and (where applicable) 2017 and 2016 .

Name and Principal Position	Year	Salary ($)	Bonus ($) (7)		Stock Awards ($) (8)	Option Awards ($) (8)	Non-Equity Incentive Plan Compen-sation ($)(9)	All Other Compen-sation ($) (10)	Total ($)
Ludwig Hantson (1)	2018	1,200,000	—		12,385,168	—	2,880,000	25,082	16,490,250
Chief Executive Officer	2017	900,000	—		9,618,758	2,282,881	2,275,000	233,428	15,310,067
Paul Clancy (2)	2018	900,000	—		3,302,761	—	1,260,000	23,752	5,486,513
Executive Vice President and Chief Financial Officer	2017	415,385	500,000	(7)	8,799,954	1,220,082	473,620	2,262	11,411,303
Brian Goff (3)	2018	695,250	—		3,096,323	—	973,350	111,873	4,876,796
Executive Vice President and Chief Commercial Officer	2017	381,634	100,000	(7)	2,390,026	732,899	434,380	58,787	4,097,726
Anne-Marie Law (4)	2018	650,000	—		2,889,885	—	910,000	846,604	5,296,489
Executive Vice President, Chief Patient and Employee Experience Officer	2017	362,500	200,000	(7)	2,300,015	—	410,472	68,710	3,341,697
John Orloff (5)	2018	695,250	—		3,096,323	—	973,350	98,679	4,863,602
Executive Vice President, Head of Research & Development	2017	376,442	200,000	(7)	2,499,995	—	472,500	80,351	3,629,288
Julie O'Neill (6)	2018	486,053	—		4,958,103	170,607	—	2,088,571	7,703,334
Former Executive Vice President of Global Operations	2017	651,471	—		2,491,537	656,276	715,225	136,817	4,651,326
	2016	509,023	—		1,716,538	1,302,919	357,000	213,443	4,098,923

(1)
Dr. Hantson joined Alexion in March 2017 and the amount of annual base salary for 2017 was pro-rated to reflect that he was employed for three-fourths of the year of 2017. His annualized base salary for 2017 was $1,200,000 (the same base salary he received in 2018).

(2)
Mr. Clancy joined Alexion in July 2017 and the amount of annual base salary for 2017 and the annual incentive plan bonus were both pro-rated to reflect that he was employed for only a portion of 2017. His annualized base salary for 2017 was $900,000 (the same base salary he received in 2018).

(3)
Mr. Goff joined Alexion in June 2017 and the amount of annual base salary for 2017 and the annual incentive plan bonus are pro-rated to reflect that he was employed for only a portion of 2017. His annualized base salary for 2017 was $675,000 (his base salary increased by 3% in 2018).

(4)
Ms. Law joined Alexion in June 2017 and the amount of annual base salary for 2017 and the annual incentive plan bonus were both pro-rated to reflect that she was employed for only a portion of 2017. Her annualized base salary for 2017 was $650,000 (the same base salary she received in 2018).

(5)
Dr. Orloff joined Alexion in June 2017 and the amount of annual base salary for 2017 and the annual incentive plan bonus are pro-rated to reflect that he was employed for only a portion of 2017. His annualized base salary for 2017 was $675,000 (his base salary increased by 3% in 2018).

(6)
Prior to her termination of employment, Ms. O'Neil was based in Ireland and was paid in Euros. For purposes of these compensation tables cash-based compensation paid to Ms. O'Neil in Euros was converted from Euros to U.S. dollars using the conversion rate of 1.145, 1.2017, and 1.0517 to one for 2018, 2018 and 2016, respectively.

(7) Amounts represent sign-on bonuses for Mr. Clancy, Mr. Goff, Dr. Orloff, and Ms. Law.
(8) Amounts represent the grant date fair value of stock awards and option awards granted to the named executive officer in each of 2018, 2017, and 2016 (where applicable) calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 ("FASB ASC Topic 718"), disregarding the effect of estimated forfeitures. See Notes 1 and 13 to our audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2018 for details as to the assumptions used to determine the fair value of the equity awards granted in 2018. See our audited consolidated financial statements in our Annual Reports on Form 10-K for the years ended December 31, 2017 and 2016 for details as to the assumptions used

2019 Proxy Statement Alexion Pharmaceuticals, Inc.	54

to determine the fair value of the awards granted in 2017 and 2016 respectively. The amount reported in the "Stock Awards" column include the grant date fair value of RSUs and PSUs, the terms of which are more fully discussed in the Compensation Discussion and Analysis above. For PSUs, the amounts represent the grant date fair value based on the probable outcome of the performance conditions at the grant date. For 2018, the grant date fair value of PSUs was $8,185,156 for Dr. Hantson, $2,182,758 for Mr. Clancy, $2,046,320 for each of Mr. Goff and Dr. Orloff, $2,046,320 for Ms. O'Neill, and $1,909,882 for Ms. Law. The grant date fair value of these PSUs, if the highest level of performance conditions were achieved, is $24,555,467 for Dr. Hantson, $6,548,273 for Mr. Clancy, $6,138,959 for each of Ms. O'Neill, Mr. Goff and Dr. Orloff, and $5,729,646 for Ms. Law. In addition, the 2018 amounts reported in the "Options Awards" and "Stock Awards" column for Ms. O'Neill also include the incremental fair value associated with the modification of her outstanding stock options and stock awards ($170,607 and $1,861,780, respectively) in connection with her departure from the Company in 2018 pursuant to her severance agreement described below.
(9) Amounts represent the annual incentive bonus earned by each of the NEOs for services performed in 2018, 2017, and 2016 (where applicable). The annual incentive bonuses were paid in February or March of the calendar year following the year to which the bonus relates (e.g., the 2018 annual incentive bonus was paid in March 2019).

(10)	The amounts within the All Other Compensation column for 2018 are as follows:

Executive Officer	Company Retirement Contributions ($) (13)	Non-Qualified Deferred Compensation Match ($)	Life Insurance Premiums ($)	Severance ($) (11)	Other ($) (12)	Total
Ludwig Hantson	16,500	—	4,902	—	3,680	25,082
Paul Clancy	16,500	—	4,902	—	2,350	23,752
Brian Goff	16,500	2,000	1,710	—	91,663	111,873
Anne-Marie Law	13,250	8,000	2,622	—	822,732	846,604
John Orloff	16,500	8,000	7,524	—	66,655	98,679
Julie O'Neill	307,857	—	—	1,759,245	21,469	2,088,571

(11)
Amounts represent the cash severance payments paid or payable to Ms. O'Neill in connection with her separation from the Company in June 2018. Payments to Ms. O'Neill occurred in 2018 pursuant to her separation agreement described below.

(12)
Amounts in this column for fiscal year 2018 include the following: $752,462 of relocation benefits, including costs incurred related to the sale of Ms. Law's home described below and $123,638 of related tax gross up benefits for Mrs. Law, $56,763 of relocation benefits, including $25,031 of related tax gross up benefits for Mr. Goff, $64,000 of housing stipends for each Dr. Orloff and Ms. Law, $32,000 of housing stipends for Mr. Goff, and $21,469 in car allowances for Ms. O'Neill. The amounts referenced above for relocation expenses are part of the Company's relocation policy that covers our executives and other senior level employees. Under this policy, which required expedited relocations, the company offers to buy the executive’s former residence at its appraised value (using an independent third party) at an agreed upon time with the executive or employee that is consistent with the timing of the employee's relocation at the request of the Company and the Company re-sells the house using a third-party realtor and retains the full proceeds from the sale of the house.

(13)	Includes the amount contributed to the Company's pension plan for Ms. O'Neill's benefit pursuant to her separation agreement described below.

2019 Proxy Statement Alexion Pharmaceuticals, Inc.	55

Grants Of Plan-Based Awards In Fiscal 2018
The following table sets forth information regarding plan-based awards made to each of our NEOs during the fiscal year ended December 31, 2018.

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards		Estimated Possible Payouts Under Equity Incentive Plan Awards		All Other Stock Awards:	All Other Option Awards:
Name	Grant Date		Target ($)	Maximum ($)	Target (#)	Maximum (#)	Number of shares of stock or units (#)	Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($) (4)
Ludwig Hantson	2/28/18	(1)	1,440,000	2,880,000	—	—	—	—	—	—
	2/28/18	(2)	—	—	—	—	35,760	—	—	4,200,012
	2/28/18	(3)	—	—	66,411	199,233	—	—	—	8,185,156
Paul Clancy	2/28/18	(1)	630,000	1,260,000	—	—	—	—	—	—
	2/28/18	(2)	—	—	—	—	9,536	—	—	1,120,003
	2/28/18	(3)	—	—	17,710	53,130	—	—	—	2,182,758
Brian Goff	2/28/18	(1)	486,675	973,350	—	—	—	—	—	—
	2/28/18	(2)	—	—	—	—	8,940	—	—	1,050,003
	2/28/18	(3)	—	—	16,603	49,809	—	—	—	2,046,320
Anne-Marie Law	2/28/18	(1)	455,000	910,000	—	—	—	—	—	—
	2/28/18	(2)	—		—	—	8,344	—	—	980,003
	2/28/18	(3)	—		15,496	46,488	—	—	—	1,909,882
John Orloff	2/28/18	(1)	486,675	973,350	—	—	—	—	—	—
	2/28/18	(2)	—	—	—	—	8,940	—	—	1,050,003
	2/28/18	(3)	—	—	16,603	49,809	—	—	—	2,046,320
Julie O'Neill (5)	2/28/18	(1)	442,428	884,856	—	—	—	—	—	—
	2/28/18	(2)	—	—	—	—	8,940	—	—	1,050,003
	2/28/18	(3)	—	—	16,603	49,809	—	—	—	2,046,320
		(5)	—	—	—	—	—	—	—	2,032,387

(1)
The amounts represent the annual cash incentive award target and maximum amounts for the NEO for 2018 multiplied by such individual's base salary. See "Annual Cash Incentive Awards" in the CD&A. Actual amounts paid to the NEO for 2018 are included in the "Non-Equity Incentive Plan Compensation" column under the "Summary Compensation Table" above. The maximum amount an NEO may earn is 200% of target bonus amount. The threshold values for this grant are excluded from the table as the minimum award value that could be received is zero. The amounts reported for Ms. O'Neill are converted from EUR to USD at a rate of 1.145 to one.

(2)	The amount includes the number of shares of common stock underlying awards of RSUs granted to the NEO in 2018. These 2018 RSUs vest ratably on an annual basis over a four-year period.

(3)
The amount represents the estimated possible payouts for PSUs granted to the NEO in 2018. The maximum achievement amounts include additional shares that may be earned for the achievement of TSR milestones of up to 26,564 for Dr. Hantson, 7,084 for Mr. Clancy, 6,198 for Mr. Goff, Dr. Orloff and Ms. O'Neill, and 6,641 for Ms. Law. In addition, the maximum achievement amounts include additional shares that may be earned for the achievement of different research and development (R&D) milestones over the award vesting period of up to 39,847 for Dr. Hantson, 10,626 for Mr. Clancy, 9,962 for Mr. Goff, Dr. Orloff and Ms. O'Neill, and 9,298 for Ms. Law. The threshold values for this grant are excluded from the table above as the minimum award value that could be received is zero.

(4)
The amount represents the grant date fair value of options, RSUs and PSUs granted in 2018 calculated in accordance with FASB ASC Topic 718, disregarding the effect of estimated forfeitures. For PSUs the amounts represent the grant date fair value based on the probable outcome of the performance conditions on the grant date. See footnote 6 to the “Summary Compensation Table” above for the amounts included in respect of PSUs and the amounts that would be included if the highest level of performance conditions were achieved. See Notes 1

2019 Proxy Statement Alexion Pharmaceuticals, Inc.	56

and 13 to our audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2018 for details as to the assumptions used to determine the fair value of the awards.
(5) Represents the incremental fair value associated with the modification of Ms. O'Neill's outstanding stock options and stock awards ($170,607 and $1,861,780, respectively) in connection with her departure from the Company in 2018 pursuant to her severance agreement.

Narrative Disclosure to the Summary Compensation Table and Grants of Plan-Based Awards Table

Employment Agreements
We have entered into employment agreements with each of our NEOs. The material terms of the employment agreements with Dr. Hantson. Mr. Clancy, Mr. Goff, Ms. Law and Dr. Orloff are described below. The employment agreements also provide for certain payments and benefits upon terminations of employment, as described below under “-Potential Payments Upon Termination or Change of Control.” The terms of Ms. O'Neill's severance agreement are described below under “Potential Payments Upon Termination or Change of Control.”
Ludwig Hantson
On March 27, 2017, Dr. Hantson entered into an employment agreement with the Company upon his appointment as Chief Executive Officer. The agreement includes a three-year term, which automatically extends at the end of such term for additional one-year periods unless 60 days prior notice is given by either party. The agreement entitles Dr. Hantson to an annual base salary of $1,200,000, which is subject to increase in the discretion of the Company. The agreement also entitles Dr. Hantson to a target annual cash incentive award of 120% of his annual base salary, with the actual amount of the bonus earned determined by the Board or the Committee and paid in accordance with the Company’ s management incentive bonus plan. Under the agreement, Dr. Hantson is eligible to receive stock-based awards under the Company’s equity incentive plan in the discretion of the Board or the Committee and to participate in the Company’s employee benefit plans as in effect for employees generally. Under the agreement, Dr. Hantson was also entitled to a one-time payment of $200,000 in lieu of relocation benefits. The agreement provides for recoupment of any incentive-based compensation in accordance with the Company's recoupment policy.
Paul Clancy
On June 11, 2017, Mr. Clancy entered into an employment agreement with the Company. The agreement provides for the appointment of Mr. Clancy as Executive Vice President, Chief Financial Officer. The agreement includes a three-year term, which automatically extends at the end of such term for additional one-year periods unless 60 days prior notice is given by either party. The agreement entitles Mr. Clancy to an annual base salary of $900,000, which is subject to increase in the discretion of the Company. The agreement also entitles Mr. Clancy to a target annual cash incentive award of 70% of his annual base salary, with the actual amount of the bonus earned determined by the Board or the Committee and paid in accordance with the Company’s management incentive bonus plan. Under the agreement, Mr. Clancy is eligible to receive stock-based awards under the Company’s equity incentive plan in the discretion of the Board or the Committee and to participate in the Company’s employee benefit plans as in effect for employees generally. Under the agreement, Mr. Clancy was also entitled to a one-time sign-on wage advance of $500,000. The agreement provides for recoupment of any incentive-based compensation in accordance with the Company's recoupment policy.

2019 Proxy Statement Alexion Pharmaceuticals, Inc.	57

Brian Goff
On June 1, 2017, Mr. Goff entered into an employment agreement with the Company. The agreement includes a three-year term, which automatically extends at the end of such term for additional one-year periods unless 60 days prior notice is given by either party. The agreement entitles Mr. Goff to an annual base salary of $675,000, which is subject to increase in the discretion of the Company. The agreement also entitles Mr. Goff to a target annual cash incentive award of 70% of his annual base salary, with the actual amount of the bonus earned determined by the Board or the Committee and paid in accordance with the Company’ s management incentive bonus plan. Under the agreement, Mr. Goff is eligible to receive stock-based awards under the Company’s equity incentive plan in the discretion of the Board or the Committee and to participate in the Company’s employee benefit plans as in effect for employees generally. Under the agreement, Mr. Goff was also entitled to a one-time sign-on wage advance of $100,000. The agreement provides for recoupment of any incentive-based compensation in accordance with the Company's recoupment policy.
Anne-Marie Law
On June 5, 2017, Ms. Law entered into an employment agreement with the Company. The agreement includes a three-year term, which automatically extends at the end of such term for additional one-year periods unless 60 days prior notice is given by either party. The agreement entitles Ms. Law to an annual base salary of $650,000, which is subject to increase in the discretion of the Company. The agreement also entitles Ms. Law to a target annual cash incentive award of 70% of her annual base salary, with the actual amount of the bonus earned determined by the Board or the Committee and paid in accordance with the Company’ s management incentive bonus plan. Under the agreement, Ms. Law is eligible to receive stock-based awards under the Company’s equity incentive plan in the discretion of the Board or the Committee and to participate in the Company’s employee benefit plans as in effect for employees generally. Under the agreement, Ms. Law was also entitled to a one-time sign-on wage advance of $200,000. The agreement provides for recoupment of any incentive-based compensation in accordance with the Company's recoupment policy.
John Orloff
On June 5, 2017, Dr. Orloff entered into an employment agreement with the Company. The agreement includes a three-year term, which automatically extends at the end of such term for additional one-year periods unless 60 days prior notice is given by either party. The agreement entitles Dr. Orloff to an annual base salary of $675,000, which is subject to increase in the discretion of the Company. The agreement also entitles Dr. Orloff to a target annual cash incentive award of 70% of his annual base salary, with the actual amount of the bonus earned determined by the Board or the Committee and paid in accordance with the Company’ s management incentive bonus plan. Under the agreement, Dr. Orloff is eligible to receive stock-based awards under the Company’s equity incentive plan in the discretion of the Board or the Committee and to participate in the Company’s employee benefit plans as in effect for employees generally. Under the agreement, Dr. Orloff was also entitled to a one-time sign-on wage advance of $200,000. The agreement provides for recoupment of any incentive-based compensation in accordance with the Company's recoupment policy.

2019 Proxy Statement Alexion Pharmaceuticals, Inc.	58

Fiscal Year 2018 Equity Awards
All of the PSUs and RSUs disclosed in the Grants of Plan-Based Awards table were granted under our 2017 Incentive Plan. Our 2017 Incentive Plan was approved by shareholders in May 2017. Subject to the terms of the applicable incentive plan and the RSU award agreements, RSU awards are generally scheduled to vest as to 25% of the shares subject to the RSU award on each of the first four anniversaries of the grant date (such that all shares subject to the RSU will be vested four years from the date of grant), generally subject to the continued employment of the NEO with the Company through the applicable vesting date. Subject to the terms of the applicable incentive plan and the PSU award agreements, all PSUs, are earned if all of the applicable performance metrics are satisfied (such metrics are based on three-year performance) and if the performance metrics are satisfied and the PSUs are earned, the shares will "cliff" vest on the third anniversary of the date of grant of the PSU, generally subject to the continued employment of the NEO with the Company through the applicable vesting date.

2019 Proxy Statement Alexion Pharmaceuticals, Inc.	59

Outstanding Equity Awards At 2018 Fiscal Year-End
The following table sets forth information regarding equity awards held by our NEOs as of December 31, 2018.

		Option Awards					Stock Awards
		Number of Securities Underlying Unexercised Options								Equity Incentive Plan Awards:
	Grant Date	Exercisable (#)	Unexercisable (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#)		Market or Payout Value of Unearned Shares or Units or Other Rights of Stock That Have Not Vested ($) (1)
Ludwig Hantson	03/27/17	24,833	31,929	(2)	118.83	03/27/27	14,363	(3)	1,398,382	—		—
	03/27/17	—	—		—	—	63,504	(4)	6,182,749	—		—
	03/27/17	—	—		—	—	—		—	9,575	(5)	932,222
	02/28/18	—	—		—	—	35,760	(6)	3,481,594	—		—
	02/28/18	—	—		—	—	—		—	66,411	(7)	6,465,775
Paul Clancy	07/10/17	9,091	19,998	(2)	123.76	07/10/27	35,148	(6)	3,422,009	—		—
	07/10/17	—	—		—	—	32,152	(4)	3,130,319	—		—
	07/10/17	—	—		—	—	—		—	4,848	(5)	472,001
	02/28/18	—	—		—	—	9,536	(6)	928,425	—		—
	02/28/18	—	—		—	—	—		—	17,710	(7)	1,724,246
Brian Goff	06/07/17	8,157	13,593	(2)	100.14	06/07/27	11,039	(6)	1,074,757	—		—
	06/07/17	—	—		—	—	10,597	(4)	1,031,724	—		—
	06/07/17	—	—		—	—	—		—	1,598	(5)	155,581
	02/28/18	—	—		—	—	8,940	(6)	870,398	—		—
	02/28/18	—	—		—	—	—		—	16,603	(7)	1,616,468
Anne-Marie Law	06/07/17	—	—		—	—	17,226	(6)	1,677,123	—		—
	02/28/18	—	—		—	—	8,344	(6)	812,372	—		—
	02/28/18	—	—		—	—	—		—	15,496	(7)	1,508,691
John Orloff	06/07/17	—	—		—	—	18,723	(6)	1,822,871	—		—
	02/28/18	—	—		—	—	8,940	(6)	870,398	—		—
	02/28/18	—	—		—	—	—		—	16,603	(7)	1,616,468
Julie O'Neill	03/01/14	20,000	—	(8)	176.80	03/31/19	—		—	—		—
	03/01/14	45,000	—	(8)	176.80	03/31/19	—		—	—		—
	02/27/15	24,400	—	(8)	180.37	03/31/19	—		—	—		—
	02/26/16	31,000	—	(8)	140.16	03/31/19	—		—	—		—
	02/27/17	14,800	—	(8)	131.25	03/31/19	—		—	—		—

(1)
The market value of the stock awards is determined by multiplying the number of shares subject to such award times $97.36, which was the closing price of the Company's common stock as of December 31, 2018, the last business day of 2018.

(2)
Award of options that vest over a four-year period, with 25% vesting on the first anniversary of the date of grant and 6.25% vesting every three months thereafter, generally subject to continued employment or other service with the Company.

(3)
Award of RSUs that vests 25% on December 31, 2017, 25% on December 31, 2018, and then vest 25% on each of the third and fourth anniversary of the grant date, generally subject to continued employment or other service with the Company.

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(4)
PSUs actually earned for the performance period ending December 31, 2017. One-third of the earned PSUs vested on February 6, 2018, and the remaining unvested PSUs vest in equal installments on February 6, 2019 and February 6, 2020, generally subject to continued employment or other service with the Company.

(5)
PSU awards, to the extent earned based on performance, will vest in full on the date earned, subject to continued employment or other service with the Company. PSU awards granted in 2017 are eligible to be earned based on performance during the performance period ending on December 31, 2019. Amounts have been reported assuming achievement of target level achievement of performance goals.

(6) RSU awards that vest over a four-year period in equal annual installments on each anniversary of the date of grant, generally subject to continued employment or other service with the Company.

(7)
PSU awards granted in 2018 are eligible to be earned based on performance during the performance period ending on December 31, 2020. To the extent earned based on performance, the PSUs will vest on the third anniversary of the grant date, generally subject to continued employment or other service with the Company. Amounts have been reported in this table assuming target level achievement of performance goals.

(8)
Award of options that Ms. O'Neill retained as part of her severance agreement from the Company, as described above. Following the terms of her separation agreement the stock options retained will remain exercisable by the for a period of 180 days following her termination date and, to the extent not exercised during such period, shall immediately terminate.

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Option Exercises And Stock Vested For Fiscal 2018
The following table shows the vesting of RSUs during the year ended December 31, 2018 for each of the NEOs. None of the NEOs exercised stock options during 2018.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Ludwig Hantson	—	—	38,930	4,347,420
Paul Clancy	—	—	27,793	3,392,883
Brian Goff	—	—	8,977	1,045,163
Anne-Marie Law	—	—	5,742	681,059
John Orloff	—	—	6,242	740,364
Julie O'Neill	—	—	50,900	6,575,615

(1)	Amounts reflect the aggregate dollar amount realized upon vesting by multiplying the number of shares of stock vested by the closing price of the Company's common stock on the vesting date.

Nonqualified Deferred Compensation
Alexion sponsors a nonqualified deferred compensation plan (NQDC Plan) which allows certain highly-compensated employees, including our currently employed NEOs, to make voluntary deferrals of up to 80% of their base salary and annual cash incentive award. The NQDC Plan is designed to work in conjunction with the 401(k) plan and provides for a total combined employer match of up to 6% of an employee's eligible earnings, up to the IRS annual specified contribution limits. The plan provides for immediate vesting of the match consistent with our immediate vesting of the Company match provided under our 401(k) plan. Notional accounts are maintained for each participant. Such notional accounts include employee and employer contributions and reflect the performance of investments selected by the employee or a default investment if the employee does not make a selection. These investment options include the mutual funds offered under our 401(k) plan.
The following table sets forth information regarding the nonqualified deferred compensation of each NEO during the fiscal year ended December 31, 2018.

Name	Executive Contributions in Last Fiscal Year ($)(1)	Registrant Contributions in Last Fiscal Year ($)(2)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals and Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)(4)
Ludwig Hantson	—	—	(1,091)	—	15,451
Paul Clancy	—	—	—	—	—
Brian Goff	6,914	2,000	(1,241)	—	13,498
Anne-Marie Law	45,500	8,000	(5,388)	—	48,112
John Orloff	96,790	8,000	(15,746)	—	147,538
Julie O'Neill (3)	—	—	—	—	—
(1) Amounts reported in this column are also included in the Summary Compensation Table under Salary.
(2) Amounts reported in this column are also included in the Summary Compensation Table under All Other Compensation.
(3) The nonqualified deferred compensation plan is not available to employees outside of the United States.
(4) The aggregate balance amounts under the nonqualified deferred compensation plan include deferrals made for prior fiscal years. For individuals who were NEOs in the fiscal years in which the deferrals were made, the amount of the deferred compensation was included in such individual's compensation as reported in the Summary Compensation Table included in the proxy statement for each such fiscal year.

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Potential Payments Upon Termination or Change Of Control
We have entered into certain agreements that may require us to make payments and/or provide benefits to Dr. Hantson, Mr. Clancy Mr. Goff, Ms. Law and Dr. Orloff in connection with specified terminations of employment, in each case, subject to the applicable NEO’s execution and nonrevocation of a general release of claims. See "Severance Payments and Benefits" and “Equity Awards” below for a description of these potential severance entitlements. These agreements also contain restrictive covenants and confidentiality provisions in favor of Alexion and require the NEO to assign all rights he or she may have or acquire in proprietary information.
The tables below summarize the estimated potential payments to each of Dr. Hantson, Mr. Clancy, Mr. Goff, Ms. Law and Dr. Orloff, assuming that one of the events described in the table occurred on December 31, 2018. In calculating the amounts due to the executive in respect of his or her equity awards in connection with such event, where applicable, the table below uses the closing price of a share of our common stock on December 31, 2018, $97.36, the last business day of 2018. However, each such executive's employment was not terminated on December 31, 2018 and a change in control did not occur on that date. Moreover, there can be no assurance that a termination of employment, a change in control or both would produce the same or similar results as those set forth below if either or both of them occurred on any other date or when the price of our common stock was different, or if any other assumption used in calculating the benefits set forth below is not correct in fact. Because she terminated employment with the Company during 2018, Ms. O'Neill is not included in the tables below. The severance payments and benefits that Ms. O'Neill received in connection with her termination of employment is described below.
For purposes of the following table, involuntary termination means a termination without cause, constructive termination, or good reason termination, as applicable, in each case as those terms are defined in the applicable NEO's agreement.

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	Cash Severance Payments(1)	Value of Accelerated Equity Awards (2)	Benefit Continuation Payments(3)	Total Termination Benefits(4)
Ludwig Hantson
■ Death	$1,740,000	$18,460,722	$46,800	$20,247,522
■ Disability	$1,440,000	$18,460,722	$46,800	$19,947,522
■ Change in Control	—	—	—	—
■ Involuntary termination	$5,280,000	$1,398,382	$46,800	$6,725,182
■ Involuntary termination after a change in control	$9,360,000	$18,460,722	$46,800	$27,867,522
Paul Clancy
■ Death	$855,000	$9,677,000	$28,800	$10,560,800
■ Disability	$630,000	$9,677,000	$28,800	$10,560,800
■ Change in Control	—	—	—	—
■ Involuntary termination	$2,295,000	$3,422,009	$28,800	$5,745,809
■ Involuntary termination after a change in control	$3,690,000	$9,677,000	$28,800	$13,395,800
Brian Goff
■ Death	660,488	$4,748,929	34,200	$5,443,616
■ Disability	486,675	$4,748,929	34,200	$5,269,804
■ Change in Control	—	—	—	—
■ Involuntary termination	1,772,888	$1,074,757	34,200	$2,881,845
■ Involuntary termination after a change in control	$2,850,525	$4,748,929	34,200	$7,633,654
Anne-Marie Law
■ Death	$617,500	$3,998,186	$34,200	$4,649,886
■ Disability	$455,000	$3,998,186	$34,200	$4,487,386
■ Change in Control	—	—	—	—
■ Involuntary termination	$1,657,500	$1,677,123	$34,200	$3,368,823
■ Involuntary termination after a change in control	$2,665,000	$3,998,186	$34,200	$6,697,386
John Orloff
■ Death	$660,488	$4,309,738	$34,200	$5,004,425
■ Disability	$486,675	$4,309,738	$34,200	$4,830,613
■ Change in Control	—	—	—	—
■ Involuntary termination	$1,772,888	$1,822,871	$34,200	$3,629,959
■ Involuntary termination after a change in control	$2,850,525	$4,309,738	$34,200	$7,194,463

(1)
Represents the cash severance amounts that would be payable as a result of the event described in the table above, based on the named executive officer’s base salary and target bonus amount as in effect on December 31, 2018, as applicable, and without including any accrued but unpaid compensation, paid time-off or any pay in lieu of any notice periods. The cash severance amounts that would be payable to each of our named executive officers in connection with a termination of employment under various circumstances is described in more detail below.

(2)
Represents the value associated with cashing out unvested RSUs, earned PSUs and unearned PSUs, as applicable, and, that accelerate as a result of the event described in the table, based on a stock price of $97.36, which was the closing price of Alexion's common stock on December 31, 2018, the last business day of Alexion's 2018 fiscal year. No value associated with any stock options held by our named executive officers is included in the table because all unvested stock options held by them as of December 31, 2018 had a per share exercise price that was in excess of the closing price of Alexion’s common stock on December 31, 2018. RSUs and PSUs were valued based on the number of shares associated with the unvested portion of each award multiplied by $97.36. Pursuant to their agreements, certain PSUs held by each of the named executive officers would vest to the extent determined in good faith by the Board based on achievement of the applicable performance conditions through termination of employment, as described in further detail under “Equity Awards” below. For purposes of this table, in

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connection with a change in control or death or disability termination, the value of any earned PSUs is based on the number of earned PSUs as of December 31, 2018 and any unearned PSUs are assumed to have vested at target levels. The actual amounts, if any, that will become payable with respect to outstanding unearned PSUs will be different.

(3)
Represents the estimated value of the lump sum cash payment that, after all applicable taxes and withholdings are deducted (assuming for this purpose a 42% tax rate), is the economic equivalent of the monthly health premiums paid by the Company on behalf of the named executive officer and his dependents as a result of the event described in the table, based on the cost of coverage under our benefit plans as of December 31, 2018.

(4)
Under their employment agreements, if amounts payable to each of our named executive officers are subject to an excise tax under Section 4999 of the Code, the amount payable will be the greater of (i) the payments reduced so that no portion of the payments are subject to such excise tax or (ii) the payments reduced by all applicable taxes, including such excise tax. For purposes of this table, it is assumed that no payments will be reduced under this provision.

Severance Payment and Benefits
The severance payments and benefits to which Dr. Hantson, Mr. Clancy, Mr. Goff, Ms. Law, Dr. Orloff and Ms. O'Neill are entitled are described below. The terms cause, disability, non-renewal, constructive termination, good reason and change in control (or corollary terms) are each defined in the applicable agreements.
Dr. Hantson
If Dr. Hantson's employment with Alexion is terminated other than within 18 months following a change in control (1) by the Company without cause, (2) following a constructive termination, or (3) upon non-renewal of his employment agreement by the Company, Alexion will be obligated to pay him an amount equal to 2.0 multiplied by the sum of (a) his then-current base salary and (b) the greater of (I) his average annual cash incentive award for the two years preceding the year in which his termination of employment occurs and (II) his target annual cash incentive award for the year in which Dr. Hantson's termination of employment occurs (such sum, the “CEO Severance Payment”). The CEO Severance Payment will be paid in installments over a 24-month period following his termination of employment. Additionally, Dr. Hantson will be entitled to a lump sum cash amount equal to the value of the premiums that otherwise would have been paid by the Company, after applicable tax and withholdings, for his and his eligible dependents’ participation in the Company’s health and welfare for an 18-month period (the "Health Care Benefits").
In the event that Dr. Hantson's employment with Alexion is terminated within 18 months following a change in control (1) by the Company without cause, (2) by him for good reason or following a constructive termination, or (3) upon non-renewal of his employment agreement by the Company, Alexion will be obligated to pay Dr. Hantson a cash lump sum payment equal to 3.0 multiplied by the CEO Severance Payment, a pro rata amount of his target annual cash incentive award for the year in which the termination occurs, and the Health Care Benefits.
In the event that Dr. Hantson's employment with Alexion terminates due to his death, his estate will be entitled to receive a cash lump sum equal to 3 months’ of his base salary. In the event that his employment is terminated due to death or disability, he (or his estate, as applicable) will also be entitled to receive a pro rata amount of his target annual cash incentive award for the year in which the termination occurs and the Health Care Benefits.

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Messrs. Clancy and Goff, Ms. Law and Dr. Orloff
If Messrs. Clancy's or Goff's, Ms. Law's or Dr. Orloff's employment with the Company is terminated other than within 18 months following a change in control (1) by the Company without cause, (2) by the executive following a constructive termination, or (3) upon non-renewal of the executive's employment agreement by the Company, Alexion will be obligated to pay, as a cash lump sum, 1.5 multiplied by the sum of (a) the executive's then-current base salary and (b) an amount equal to the executive's target annual cash incentive award for the year in which the termination of employment occurs (such sum, the “Severance Payment”). Additionally, the executive will be entitled to the Health Care Benefits.
In the event that the executive's employment with the Company is terminated within 18 months following a change in control (1) by the Company without cause, (2) by the executive for good reason or following a constructive discharge, or (3) upon non-renewal of the executive's employment agreement by the Company, Alexion will be obligated to pay the executive a cash lump sum payment equal to 2.0 multiplied by the Severance Payment, a pro rata amount of the executive's target annual cash incentive award for the year in which the termination occurs, and the Health Care Benefits.
In the event that the executive's employment with the Company terminates due to death, the executive's estate will be entitled to receive a cash lump sum equal to 3 months’ of the executive's base salary. In the event that the executive's employment is terminated due to death or by the Company due to disability, the executive (or his or her estate, as applicable) will also be entitled to receive a pro rata amount of the executive's target annual cash incentive award for the year in which the termination occurs and the Health Care Benefits.
Severance Arrangement for Ms. O'Neill
In connection with Ms. O'Neill's resignation in June 2018, the Company and Ms. O'Neill entered into a severance agreement dated as of June 27, 2018 (the "Severance Agreement"). For a description of the terms of the Severance Agreement, see Compensation Discussion and Analysis above.
Equity Awards
The employment agreements with Dr. Hantson, Mr. Clancy, Mr. Goff, Ms. Law and Dr. Orloff, provide the following with respect to the effect of a termination of employment on outstanding equity awards, including a termination of employment following a change in control.
If the executive's employment is terminated due to the executive's death or by the Company due to the executive's disability: (1) all of the executive's time-vesting equity awards will vest and become immediately exercisable, and (2) all other equity awards previously granted to the executive will vest as determined in good faith by the Board based on the percentage of goals and objectives achieved by the executive and the Company.
If the executive's employment is terminated by the Company without cause, by the executive following a constructive termination, or due to non-renewal of the executive's employment agreement by the Company, in each case, other than within 18 months following a change in control: (1) all of the executive's time-vesting equity awards granted in connection with the commencement of the term of the executive's employment will vest and become immediately exercisable, (2) all of the executive's other time-vesting equity awards that have been granted and are at least 50% vested as of the separation date will vest and become immediately exercisable, and (3) all other equity awards previously granted to and earned by the executive that are at least 50% vested as of the separation date will vest and become immediately exercisable.
If the executive's employment is terminated by the Company without cause, by the executive for good reason or following a constructive termination, or due to non-renewal of the executive's employment

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agreement by the Company, in each case, within 18 months following a change in control: (1) all of the executive's time-vesting equity awards will vest and become immediately exercisable, and (2) all earned equity awards will vest and become immediately exercisable, and (3) all other unearned equity awards held by the executive will vest as determined in good faith by the Board based on the performance conditions achieved by the executive and Alexion.
Section 280G
The employment agreements with the NEOs each provide that if any payment or benefit that the executive would receive would constitute a “parachute payment” within the meaning of Section 280G of the Code and would be subject to an excise tax under Section 4999 of the Code, the payment will be reduced if such reduction would result in a greater after-tax amount to the named executive officer.
CEO Pay Ratio
We have estimated the median of the 2018 annual total compensation of our employees, other than our Chief Executive Officer to be $223,882. The 2018 annual total compensation of Dr. Hantson was $16,490,250. As a result, the estimated ratio of the annual total compensation of our President and CEO to the estimated median of the annual total compensation of our other employees was approximately 74 to 1.
Overview of Methodology and Assumptions
Alexion is a global company, with employees in 29 countries, approximately half of whom are located outside of the United States. As of December 31, 2018, Alexion’s workforce consisted of approximately 2,656 full-time world-wide employees, including hourly employees.
In determining the employee population to be used to calculate the compensation of the median employee, we included employees in all countries. As a result, the employee population that we used for purposes of determining the compensation of our median employee was 2,656 employees. We selected December 31, 2018, the last day of our fiscal year, as the date upon which we would identify the “median employee.”
Earnings of our employees outside the U.S. were converted to U.S. dollars using the currency exchange rates used for organizational planning purposes. We did not make any cost of living adjustments. To identify the “median employee,” we utilized 2018 base salary or base rate of pay (annualized in the case of employees who were not employed for the full fiscal year), target annual cash incentive award and target annual LTI award for our consistently applied compensation measure because we believe that this measure reasonably reflects the annual compensation of our employees.
With respect to the SEC rules for identifying the median of the annual total compensation of our employees and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices, the pay ratio reported by other companies may not be comparable to the pay ratio for our Company, as other companies have headquarters offices in different countries, have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their pay ratios.

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Director Compensation For Fiscal 2018
The key objectives of our director compensation program are to attract qualified talent, provide pay that is commensurate with the substantial time commitment associated with Board service, and foster commonality of interest between Board members and shareholders. Non-employee director compensation is determined by the Board, acting on the recommendation of the Leadership and Compensation Committee. On an annual basis when determining compensation, the Compensation Committee considers market data for our peer group, which is the same peer group used for Alexion’s executive compensation benchmarking, the S&P 500 Healthcare Index and the S&P 500 Index. The Compensation Committee also considers advice from FW Cook, the third-party compensation consultant retained by the Compensation Committee, regarding market practices for director compensation. During 2018, FW Cook conducted a review of director compensation levels relative to the market benchmarks and the results of their review indicated Alexion’s current director compensation program is positioned below the median relative to our peer group. However, following its review of these results and in accordance with the recommendation of the Leadership and compensation Committee, the Board determined not to generally increase non-employee director compensation for 2018, but did approve a change to the equity component of director compensation described below.
The following table sets forth a summary of the compensation earned by and/or paid to our directors in 2018, other than Dr. Hantson who did not receive separate compensation for his service as a director in 2018.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($) (2)	Total ($)
Felix Baker	120,000	253,858	373,858
David Brennan	195,000	253,858	448,858
Michelle Burns	33,668	—	33,668
Christopher Coughlin	280,000	253,858	533,858
Deborah Dunsire	89,519	493,445	582,964
Paul Friedman	95,000	253,858	348,858
John Mollen	120,000	253,858	373,858
Francois Nader	95,000	253,858	348,858
Al Parven	33,668	—	33,668
Judy Reinsdorf	102,005	493,445	595,450
Andreas Rummelt	95,000	253,858	348,858
Ann Veneman	42,527	—	42,527

(1)
Represents retainer fees paid for services as a director during the fiscal year ended December 31, 2018. Dr. Dunsire joined the Board in January 2018 and Ms. Reinsdorf joined the Board in February 2018. Ms. Burns, Mr. Parven and Ms. Veneman all did not stand for re-election at the 2018 Annual Meeting.

(2)
Represents the grant date fair value of restricted stock units granted in 2018 calculated in accordance with FASB ASC Topic 718, disregarding the effects of estimated forfeitures. See Note 1 and Note 13 to our audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2018 for details as to the assumptions used to determine the fair value of the equity awards granted during the year ended December 31, 2018. Because Ms. Burns, Mr. Parven and Ms. Veneman did not stand for re-election to the Board at the 2018 Annual Meeting, they were not granted an RSUs in 2018. The following non-employee directors held the following number of unvested RSUs as of December 31, 2018: Dr. Baker, 2,174; Mr. Brennan 2,174; Mr. Coughlin, 2,174; Dr. Dunsire, 4,259; Dr. Friedman, 2,174; Mr. Mollen, 2,174; Dr. Nader, 2,174; Ms. Reinsdorf, 4,259; and Dr. Rummelt, 2,174. Ms. Burns, Mr. Parven, and Ms. Veneman did not hold any unvested RSUs as of December 31, 2018. The following non-employee directors held the following number of option awards as of December 31, 2018: Dr. Baker, 4,623; Mr. Brennan, 7,343; Mr. Coughlin, 7,343; Mr. Mollen,7,422; Mr. Parven, 7,422; Dr. Rummelt, 14,084; and Ms. Veneman, 17,400. Dr. Dunsire, Dr. Friedman, Dr. Nader, and Ms. Reinsdorf,

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had no outstanding option awards as of December 31, 2018. Ms. Burns did not old any option awards as of December 31, 2018.

Director Compensation Policy
As noted above, the Board reviews director compensation each year. Following an analysis of director compensation at the peer group performed with the assistance of FW Cook, at the recommendation of the Leadership and Compensation Committee, the Board made one change to director compensation in 2018, the equity award component of director compensation was altered to provide that restricted stock units would constitute 100% of the equity compensation, instead of 50% stock options and 50% restricted stock units, as was the case in 2017. This change was consistent with Alexion's company-wide determination to discontinue the use of options as a form of compensation. This change did not result in any change in the aggregate grant date fair value of the awards and there was no increase in the cash retainer component of director compensation. It is the Board's policy that the CEO not participate during discussions on matters of compensation for the independent directors and the CEO does not vote on such matters. Under Alexion's director compensation policy, all non-employee directors with attendance at a total of 75% attendance of the Board and Committee meetings on which he or she serves since the prior annual meeting of shareholders, were entitled to receive the following compensation for 2018, in each case, prorated for partial years of service:

■	an annual retainer of $95,000 for non-Chairman members, and $195,000 for the Chairman, each paid quarterly;

■
an annual retainer of $35,000 for service as the chair of the Audit and Finance Committee, paid quarterly; and $25,000 for service as chair of each other Committee, paid quarterly (non-chair members of any committee are not separately compensated for service on such committee); and

■
a restricted stock unit award having a grant date value of $250,000, with the grant date value determined based on the 60 day trailing average closing price of the Company's common stock, vesting on the first anniversary of the grant date, subject to the director's continued service.

In 2018 (as was the case in 2017 as well), Mr. Coughlin also received an additional annual retainer of $150,000, payable quarterly in 2018, in light of Mr. Coughlin's increased time commitment as Chair of the Audit and Finance Committee.
At the recommendation of the Leadership and Compensation Committee, the Board has approved a change to director compensation that will be effective as of the 2019 Annual Meeting. A director may, at such director's election, elect to receive restricted stock units in lieu of receiving all or a portion of his or her annual cash retainer for service as a director and for service as the chair of a committee. The value of the restricted stock units will be determined in the same manner as the annual restricted stock units awarded to directors as described above and will vest on the first anniversary of the grant date, subject to the director's continued service.

Director Deferred Compensation
Each of our directors is eligible to participate in our non-employee director deferred compensation plan (the Director Deferred Compensation Plan). The Director Deferred Compensation Plan allows a director to make voluntary deferrals of up to 100% of their annual cash retainer, committee chair cash retainer and their annual restricted stock unit award. In the event that the director elects to receive a restricted stock unit award in lieu of all or a portion of their annual cash retainer and/or committee chair cash retainer, the common stock issued upon the vesting of such restricted stock unit award may be voluntarily deferred as well pursuant to the Director Deferred Compensation Plan. The Company does not match any

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director contributions to the Director Deferred Compensation Plan. Deferred cash retainer amounts are deemed to be invested in various mutual funds and similar investment choices selected by the director from a list of investment choices available under the Director Deferred Compensation Plan. Common stock that is deferred under the Director Deferred Compensation Plan remains in the form of Alexion common stock until after the period 6 months following the end of such director's service on our Board, at which point the director may elect to diversify such notional investment in common stock into the mutual funds and similar investment choices available under the Director Deferred Compensation Plan. For the purpose of the director compensation table above, we have presented such information as if none of the amounts were deferred.
Non-employee director stock ownership guidelines
Under our stock ownership guidelines, non-employee directors are expected to accumulate, within five years of their election to the Board, shares of Alexion stock equal in value to at least five times the amount of their annual cash retainer. All non-employee directors with more than five years of service have met our stock ownership guidelines, and all non-employee directors with less than five years of service have either met, or are on track to meet, our stock ownership guidelines within the expected time. Non-employee directors are also prohibited from entering into any hedging, pledging or derivative transactions in our stock.
Certain Relationships and Related Party Transactions
The Board of Directors reviews and approves transactions between Alexion on the one hand and a related party, such as our directors, officers, holders of more than five percent of our voting securities and their affiliates, the immediate family members of any of the foregoing persons and any other persons whom the Board determined may be considered a related party, on the other hand. Prior to Board consideration of a transaction with a related party, the material facts as to the related party's relationship or interest in the transaction would be disclosed to the Board, and the transaction is not considered approved by the Board unless a majority of the directors who are not interested in the transaction approve the transaction. In determining whether to approve or ratify a related party transaction, the non interested directors take into account such factors as they deem appropriate, which include whether the interested transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person's interest in the transaction. Please see "Executive Compensation-Summary Compensation Table," "Executive Compensation-Director Compensation Policy" for information regarding compensation of our executive officers and directors. There have been no other related party transactions during fiscal year 2018.
Audit and Finance Committee Report
The Audit and Finance Committee reviewed and discussed Alexion's audited financial statements for the year ended December 31, 2018 with management and the Board of Directors and discussed with PricewaterhouseCoopers LLP, Alexion's independent registered public accounting firm during the year ended December 31, 2018, the matters required to be discussed by Auditing Standard No. 1301. In addition, the Audit and Finance Committee received from the independent registered public accounting firm written disclosures and the letter required by the applicable standards of the Public Company Accounting Oversight Board. The Audit and Finance Committee also discussed with the independent registered public accounting firm the auditors' independence from management and Alexion, including a review of audit and non-audit fees and the matters covered by the written disclosures and letter provided by the independent registered public accounting firm. Based on the above mentioned review and discussion with management and the independent auditors, the Audit and Finance Committee

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recommended to the Board of Directors that Alexion's audited financial statements be included in Alexion's annual report on Form 10-K for the year ended December 31, 2018 for filing with the SEC.
This report of the Audit and Finance Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that Alexion specifically incorporates this information by reference, and shall not otherwise be deemed filed under such acts.

The Audit and Finance Committee
Christopher J. Coughlin, Chairman
John T. Mollen
Francois Nader
Judith A. Reinsdorf

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Independent Registered Public Accounting Firm
The Audit and Finance Committee is responsible for the appointment, compensation, independence and oversight of Alexion's independent accounting firms and has appointed PricewaterhouseCoopers LLP (PwC) to serve as Alexion's independent registered public accounting firm for the year ending December 31, 2019. PwC has served as the Alexion's auditor since 2002. The Audit and Finance Committee oversees the rotation of the accounting firm's lead partner.
Fees
The following table sets forth the aggregate fees billed or to be billed by PricewaterhouseCoopers LLP for the following services during the years ended December 31, 2018 and 2017:

	Year Ended	Year Ended
Fees	December 31, 2018	December 31, 2017
Audit fees (1)	$4,384,965	$4,199,984
Audit related fees (2)	$229,840	$485,000
Tax fees (3)	$110,334	$100,445
All other fees (4)	$9,900	$9,000
	$4,735,039	$4,794,429

(1)
Audit fees include fees billed and expected to be billed by PricewaterhouseCoopers LLP for professional services rendered for the audit of Alexion's annual financial statements included in its Annual Report on Form 10-K, the review of Alexion's financial statements included in its Quarterly Reports on Form 10-Q, as well as professional services rendered in conjunction with asset acquisitions and services related to other SEC filings and statutory audits.

(2)
Audit related fees for the years ended December 31, 2018 and 2017 primarily include fees billed by PricewaterhouseCoopers LLP for professional services rendered in conjunction with new accounting pronouncements.

(3)	Tax services billed for the year ended December 31, 2018 and 2017 primarily include tax support services.

(4)	All other fees for the year ended December 31, 2018 and 2017 primarily include fees for accounting research software provided by PricewaterhouseCoopers LLP.

Pre-Approval Policies and Procedures
It is the Audit and Finance Committee's policy that it must pre-approve all audit and permissible non-audit services to be performed by Alexion's independent auditors, the fees to be paid for those services and the time period over which those services are to be provided. On an annual basis, the independent auditors present a listing of all services they expect to perform for Alexion in the ensuing one-year period, including fee estimates, in sufficient detail to enable the Audit and Finance Committee to perform an independent review of each proposed service. The Audit and Finance Committee reviews this list and approves appropriate services which, in the Audit and Finance Committee's judgment, will not impair the auditors' independence. With respect to any additional services proposed to be performed by the independent auditors during the year, management will evaluate the impact on the independent auditor's independence and obtain Audit and Finance Committee approval for such service. The Audit and Finance Committee's Pre-Approval Policy authorizes the Chairman of the Audit and Finance Committee to pre-approve certain recurring services less than $250,000 and certain non-recurring services less than $50,000. The Chairman of the committee must report any such approved services at the next following meeting of the Audit and Finance Committee.

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All audit and permitted non-audit services performed by PricewaterhouseCoopers LLP during the years ending December 31, 2018 and 2017 were pre-approved in accordance with the Audit and Finance Committee's pre-approval policies. The Audit and Finance Committee has also considered whether the provision of the non-audit services described above is compatible with maintaining PricewaterhouseCoopers' independence and has determined in their judgment that the provision of such services is compatible with maintaining PricewaterhouseCoopers' independence.

2019 Proxy Statement Alexion Pharmaceuticals, Inc.	73

Proposal No. 2 – Ratification Of Appointment Of Independent Registered Public Accounting Firm
The Audit and Finance Committee has selected PricewaterhouseCoopers LLP (PwC) as the independent registered public accounting firm of the Company for the year ending December 31, 2019. The Board of Directors has directed that the selection of the independent registered public accounting firm be submitted for ratification by the shareholders at the 2019 Annual Meeting. If a quorum is present, the proposal to ratify the appointment of PwC as independent registered public accounting firm will require approval by a majority of the votes cast in person or by proxy at the 2019 Annual Meeting. Shareholder ratification of the appointment is not required by law or otherwise. The Board is submitting this proposal to our shareholders for ratification because it believes it to be a good corporate practice.
PwC, Alexion's independent registered public accounting firm, has served as the Alexion's auditor since 2002. If our shareholders do not ratify the selection, the Audit and Finance Committee will reconsider whether or not to retain PwC, but may still retain the firm. Even if the selection is ratified, the Audit and Finance Committee in its discretion may appoint a different independent registered public accounting firm at any time during the year if the Committee determines that a change would be in the best interests of Alexion and our shareholders. Representatives of PwC are expected to attend the 2019 Annual Meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate shareholder questions.
THE BOARD OF DIRECTORS DEEMS PROPOSAL NO. 2 TO BE IN THE BEST INTERESTS OF ALEXION AND OUR SHAREHOLDERS AND RECOMMENDS A VOTE "FOR" APPROVAL THEREOF.

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Proposal No. 3 – Advisory Vote on Executive Compensation
Our shareholders have an annual opportunity to cast an advisory vote to approve the compensation of our named executive officers. As described in greater detail in the Compensation Discussion and Analysis (CD&A), the primary objective of Alexion's executive compensation policy is to attract and retain its key executives and motivate our executives to achieve short- and long-term objectives and success. The Leadership and Compensation Committee approves and implements compensation programs based on these stated philosophies:

■	Ensure compensation programs are structured to attract, retain and motivate the best talent;

■	Pay for performance, reward company and individual achievement, and align the interests of our executives with those of our shareholders;

■	Ensure compensation is competitive with the companies that compete with us for talent;

■	Maintain an appropriate balance between cash and equity incentives; and

■	Be fair and consistent.
The Leadership and Compensation Committee and the Board of Directors believe that Alexion's 2018 executive compensation is strongly aligned with our philosophy, objectives and company performance. We encourage shareholders to carefully review the CD&A. The CD&A describes Alexion's executive compensation program and the considerations taken into account by the Leadership and Compensation Committee and the Board of Directors with respect to the compensation paid to the NEOs for 2018.
The Board of Directors is requesting that Alexion shareholders cast a non-binding advisory vote in favor of the following resolution:
RESOLVED, that the compensation paid to Alexion's named executive officers as disclosed pursuant to the compensation disclosure rules of the SEC, including the CD&A, the compensation tables and other narrative discussion, is hereby approved.
Because this proposal asks for a non-binding, advisory vote, there is no "required vote" that would constitute approval. We value the opinions expressed by our shareholders in this advisory vote, and our Leadership and Compensation Committee, which is responsible for overseeing and administering our executive compensation program, will consider the outcome of the vote when designing our compensation programs and making future compensation decisions for our named executive officers. Abstentions and broker non-votes, if any, will not have any effect on the results of those deliberations.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" APPROVAL OF PROPOSAL 3, ON AN ADVISORY BASIS.

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Proposal No. 4 - Shareholder Proposal Requesting Proxy Access Amendments
Mr. John Chevedden, 2215 Nelson Avenue, No. 205, Redondo Beach, CA 90278, has notified Alexion that he intends to present the following proposal at the Annual Meeting. Mr. Chevedden states that, since November 10, 2017, he has owned no fewer than 40 shares of our common stock and that he intends to meet the beneficial ownership requirements under Rule 14a-8 of the Securities Exchange Act of 1934, as amended, until after the date of the 2019 Annual Meeting. The shareholder proposal is quoted verbatim below, followed by an opposition statement from the Board.

Shareholder Proposal
Enhance Shareholder Proxy Access
Shareholders request that our board of directors take the steps necessary to enable as many shareholders as may be needed to aggregate their shares to equal 3% of our stock owned continuously for 3-years in order to make use of our shareholder proxy access provisions.
Under current provisions, even if the 20 largest public pension funds were able to aggregate their shares, they would not meet the 3% criteria for a continuous 3-years at most companies examined by the Council of Institutional Investors. Additionally many of the largest investors of major companies are routinely passive investors who would be unlikely to be part of the proxy access shareholder aggregation process. Our company has a 20 participant limit for shareholder proxy access.
Under this proposal it is likely that the number of shareholders who participate in the aggregation process would still be a modest number due to the rigorous rules our company adopted for a shareholder to make an application to qualify as one of the aggregation participants. Plus it is easy for our management to reject potential aggregating shareholders because management simply needs to find lacking one item from a list of requirements.
This proposal deserves added attention since the price of Alexion stock fell from $158 to $115 in the 5-years years leading up to the due date for this proposal.
In addition to the falling stock price a July 2018 article said the Department of Health and Human Services launched a probe of Alexion in regard to Alexion support of charities related to Medicare patients. This was the latest in a series of issues Alexion had faced in 2018.
Alexion said the U.S. attorneys’ office requested documents regarding its support of charitable organizations that provide financial assistance to Medicare patients taking Alexion drugs, Alexion's provision of free drugs to Medicare patients and Alexion compliance policies and training materials concerning anti-kickback laws or payments to charitable organizations that provide financial assistance to Medicare patients.
Alexion replaced executives in 2018. In March, Alexion appointed a new CEO months after a leadership shake-up and investigation into drug sales practices. Alexion said in January it found weaknesses in its financial reporting controls after investigating allegations of improper sales of Soliris, a drug used to treat a rare blood disorder.
Alexion's Sao Paulo offices were raided by Brazilian authorities in May as part of an investigation into its sales practices, according to Brazil's national police. Brazil police were investigating whether Alexion,

2019 Proxy Statement Alexion Pharmaceuticals, Inc.	76

helped by a local patient association, subsidized lawsuits for patients to get access to Soliris through the national health system.
Shareholder proposals such as this have taken a leadership role in improving the governance rules of Alexion. After receiving shareholder proposals Alexion terminated its poison pill (2015) and adopted a rudimentary right for shareholders to call for a special meeting (2016).
Please vote yes:
Enhance Shareholder Proxy Access - Proposal 4
Opposition Statement to Proposal 4
Alexion's Board of Directors unanimously recommends a vote “AGAINST” the shareholder proposal. The Board has considered the shareholder proposal and, for the reasons described below, believes that the proposal is not in the best interests of Alexion and its shareholders.
Our current proxy access framework strikes the appropriate balance between promoting shareholder nomination rights and protecting the interests of all our shareholders.
On January 8, 2016, the Board adopted proxy access Bylaw provisions for Alexion after carefully assessing the relative advantages and disadvantages to shareholders and Alexion of various proxy access formulations. Our Bylaws provide that under certain circumstances, a qualifying shareholder or group of up to 20 shareholders (the “aggregation limit”), who have maintained continuous ownership of at least 3% percent of our common stock for at least 3 years, may nominate and include a specified number of director nominees in our annual meeting proxy statement.
We believe the framework we ultimately adopted for proxy access gives shareholders a workable process for such nominations, while also limiting the risk of shareholders mis-using proxy access. Removing the aggregation limit as the shareholder proposal seeks to do would disrupt this balance.
In addition, the largest 20 institutional shareholders of Alexion held approximately 61% of the outstanding shares of Alexion according to regulatory filings as of mid-February, 2019. Based on this concentration of share ownership at Alexion, the aggregation limit is not a significant impediment to Alexion shareholders aggregating at least 3% of the total shares outstanding. Among the top 100 largest shareholders alone, there are countless combinations of a limited number of shareholders whose aggregate holdings would equal or exceed 3%, with the holding period requirement being an additional threshold to be met. Thus, we do not believe it is necessary to eliminate the aggregation limit in order to facilitate shareholder participation with respect to proxy access.
Furthermore, when a shareholder group submits a nominee pursuant to our proxy access Bylaws, Alexion must confirm that the eligibility and procedural requirements have been satisfied (and continue to be satisfied through the annual meeting date) by each member of the group. Without this reasonable aggregation limit, Alexion would have to undertake that confirmation process with respect to potentially large numbers of shareholders, which would cost Alexion a considerable amount of time and resources and impede the exercise of proxy access rights by other shareholders.
The proposal is not consistent with current proxy access provisions of the overwhelming majority of companies that have adopted proxy access bylaws.
In addition, a 20-shareholder aggregation limit is widely embraced by companies, including companies that are institutional investors and major asset managers, that have adopted proxy access and is widely accepted and endorsed by institutional shareholders. According to publicly available data, of all U.S.

2019 Proxy Statement Alexion Pharmaceuticals, Inc.	77

companies that have adopted or modified proxy access between January 1, 2015, and June 30, 2018, over 90% have adopted an aggregation limit of 20 shareholders or fewer. A 20-shareholder aggregation limit is also the threshold adopted in the bylaws of T. Rowe Price Group, Inc., State Street Corporation and BlackRock, Inc., the publicly traded parent companies of some of the largest institutional shareholders in the United States.
We have strong corporate governance and shareholder engagement practices.
Alexion’s corporate governance structure reflects our commitment to strong and effective governance practices and an openness to input from our shareholders. Our Board regularly engages with our shareholders and seeks feedback about our corporate governance policies and practices. We carefully consider the shareholder input we receive and make changes to our corporate governance policies and practices as appropriate. In addition to proxy access, we have instituted a number of corporate governance policies and practices to promote transparency, accountability and responsiveness, including:

•
Substantial board refreshment and effective director succession planning in recent years, resulting in four new independent directors being appointed since 2017 and eight of the Board’s nine independent directors having a tenure of under five years;

•	Board composition aligned with Alexion’s business strategies, industry positioning and risk oversight priorities;

•	Board evaluation and self-assessment practices;

•	Off-season and in-season engagement with shareholders on strategic, business and governance matters;

•	Declassified Board with all directors standing for election annually;

•	Majority vote standard for uncontested director elections;

•	Separation of our Chairman and CEO roles and appointment of an independent Chairman;

•	Requirement of a Lead Independent Director with robust responsibilities when our Chairman is not independent;

•	Shareholder approval for many key corporate actions before action may be taken;

•	No supermajority voting standard in our charter and bylaw provisions, thus allowing shareholders to approve binding charter and bylaw amendments with a majority vote;

•	Proxy access provisions;

•	No shareholder rights plan (also known as a “poison pill”) in place.

In summary, the Board believes the adoption of this proposal is unnecessary because of our strong corporate governance and shareholder engagement practices, including our existing proxy access framework. Our proxy access Bylaws were designed to strike the appropriate balance between the risks and benefits of proxy access and is consistent with market practice. Accordingly, we have carefully considered this proposal and do not believe that it is in the best interests of Alexion and its shareholders for these reasons.
The Board of Directors Recommends a Vote AGAINST Proposal 4

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Beneficial Ownership Of Common Stock
The following table sets forth certain information as of March 15, 2019 (except as otherwise noted) regarding the beneficial ownership (as defined by the Securities and Exchange Commission, or SEC) of our common stock of: (i) each person known by us to own beneficially more than five percent of our outstanding common stock; (ii) each named executive officer (NEO) listed in the Summary Compensation Table below; (iii) each director; and (iv) all directors and executive officers of Alexion as a group.

Name and Address of Beneficial Owner (1)	Number of Shares of Common Stock Beneficially Owned (2)	Percentage of Outstanding Shares of Common Stock
FMR LLC (5)
245 Summer Street
Boston, MA 02210	26,510,953	11.88
T. Rowe Price Associates, Inc. (3)
100 E. Pratt Street
Baltimore, MD 21202	17,672,485	7.90
Blackrock, Inc. (4)
55 East 52nd Street
New York NY 10055	16,231,360	7.30
The Vanguard Group (6)
100 Vanguard Blvd.
Malvern, PA 19355	16,221,911	7.27
Ludwig Hantson (7)(20)	74,665	*
Paul Clancy (9)(20)	40,600	*
Brian Goff (10)(20)	20,463	*
Anne-Marie Law (20)	5,541	*
John Orloff (20)	5,752	*
Julie O'Neill (8)(20)	135,200	*
Felix Baker(11)	8,793,268	3.92
David Brennan (12)	12,047	*
Christopher Coughlin (13)	11,547	*
Deborah Dunsire (14)	4,259	*
Paul Friedman (15)	4,151	*
John Mollen (16)	9,596	*
Francois Nader (17)	4,151	*
Judith Reinsdorf (18)	4,259	*
Andreas Rummelt (19)	18,288	*
All directors and executive officers as a group (20 persons) (21)	9,159,871	4.08
* Less than one percent.

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(1)	Unless otherwise indicated, the address of all persons is 121 Seaport Boulevard, Boston, MA 02210.

(2)
To our knowledge, except as set forth below, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable and the information contained in the footnotes in this table.

(3)
These figures are based upon information set forth in Schedule 13G filed with the SEC on February 14, 2019 These securities are owned by various individual and institutional investors which T. Rowe Price Associates, Inc., or Price Associates, serves as investment adviser with power to direct investments and/or sole power to vote the securities. Price Associates has sole voting power with respect to 6,012,791 of the shares listed and sole dispositive power over all of the shares. For the purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

(4)
These figures are based upon information set forth in Schedule 13G filed with the SEC on February 4, 2019. BlackRock, Inc. has sole voting power with respect to 14,532,794 of the shares listed and sole dispositive power over all of the shares.

(5)
These figures are based upon information set forth in Schedule 13G filed with the SEC on February 13, 2018. FMR LLC has sole voting power with respect to 1,850,830 of the shares listed and sole dispositive power over all of the shares.

(6)
These figures are based upon information set forth in Schedule 13G filed with the SEC on February 11, 2019. Vanguard Group Inc. has sole voting power with respect to 269,336 of the shares listed and sole dispositive power over all of the shares.

(7)	Includes 28,381 shares of common stock which may be acquired by Dr. Hantson upon the exercise of stock options that are exercisable within 60 days of March 15, 2019.

(8)
Includes 135,200 shares of common stock which may be acquired by Ms. O'Neill upon the exercise of stock options that are exercisable by March 31, 2019. Following the terms of her separation agreement the stock options retained will remain exercisable by the for a period of 180 days following her termination date and, to the extent not exercised during such period, shall immediately terminate.

(9)	Includes 12,727 shares of common stock which may be acquired by Mr. Clancy upon the exercise of stock options that are exercisable within 60 days of March 15, 2019.

(10)	Includes 9,516 shares of common stock which may be acquired by Mr. Goff upon the exercise of stock options that are exercisable within 60 days of March 15, 2019.
(11) Dr. Baker has shared voting and investment power over the 7,575,748 shares of common stock owned by Baker Bros. Advisors LP and has shared voting and investment power over 94,410 shares of common stock owned by FBB Associates. Includes 12,763 and 20,226 shares acquired by Julian C. Baker and Stephen R. Biggar, respectively, upon exercise of stock options issued by Synageva BioPharma Corp., acquired by the Company in June 2015.  Dr. Baker disclaims beneficial ownership of these shares except to the extent of his pecuniary interests therein. Dr. Baker joined the Board of Directors in June 2015. Figures also include 4,623 shares of common stock which may be acquired by Mr. Baker upon the exercise of stock options that are exercisable within 60 days of March 15, 2019.
(12) Includes 2,174 shares of common stock which will be acquired by Mr. Brennan upon the vesting of restricted stock units that will vest within 60 days of March 15, 2019 and 7,343 shares of common stock which may be acquired by Mr. Brennan upon the exercise of stock options that are exercisable within 60 days of March 15, 2019.
(13) Includes 2,174 shares of common stock which will be acquired by Mr. Coughlin upon the vesting of restricted stock units that will vest within 60 days of March 15, 2019 and 7,343 shares of common stock which may be acquired by Mr. Coughlin upon the exercise of stock options that are exercisable within 60 days of March 15, 2019.
(14) Includes 2,174 shares of common stock which will be acquired by Dr. Dunsire upon the vesting of restricted stock units that will vest within 60 days of March 15, 2019.
(15) Includes 2,174 shares of common stock which will be acquired by Dr. Friedman upon the vesting of restricted stock units that will vest within 60 days of March 15, 2019.
(16) Includes 2,174 shares of common stock which will be acquired by Mr. Mollen upon the vesting of restricted stock units that will vest within 60 days of March 15, 2019 and 7,422 shares of common stock which may be acquired by Mr. Mollen upon the exercise of options that are exercisable within 60 days of March 15, 2019.
(17) Includes 2,174 shares of common stock which will be acquired by Dr. Nader upon the vesting of restricted stock units that will vest within 60 days of March 15, 2019.
(18) Includes 2,174 shares of common stock which will be acquired by Ms. Reinsdorf upon the vesting of restricted stock units that will vest within 60 days of March 15, 2019.

(19)
Includes 2,174 shares of common stock which will be acquired by Dr. Rummelt upon the vesting of restricted stock units that will vest within 60 days of March 15, 2019 and 14,084 shares of common stock which may be acquired by Dr. Rummelt upon the exercise of options that are exercisable within 60 days of March 15, 2019.

(20)Named executive officer under Item 402 of Regulation S-K.
(21)Includes 226,639 shares of common stock which may be acquired by all directors and officers as a group upon the exercise of options that are exercisable within 60 days of March 15, 2019, and 19,566 shares of common stock which will be acquired upon the vesting of restricted stock units that will vest within 60 days of March 15, 2019.

Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires our directors, executive officers and persons who beneficially own more than ten percent of our common stock to file with the SEC initial reports of beneficial ownership of our stock and reports of changes in that beneficial ownership with the SEC. Executive officers, directors and greater than ten percent beneficial owners are required by the SEC to furnish us with copies of all Section 16(a) forms they file with the SEC.

2019 Proxy Statement Alexion Pharmaceuticals, Inc.	80

Based solely upon a review of the copies of such forms furnished to us and written representations from our executive officers and directors, we believe that during the year ended December 31, 2018 all Section 16(a) filing requirements applicable to our executive officers, directors and greater than ten percent beneficial owners were complied with on a timely basis.

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Additional Information
Shareholder Proposals
Under SEC rules, if a shareholder wants us to include a proposal in our proxy statement and form of proxy for presentation at our 2019 Annual Meeting of Shareholders, the proposal must be received by us, Attention: Corporate Secretary, at our principal executive offices by December 27, 2019.
Shareholder proposals not intended to be included in our 2019 Proxy Statement for Alexion's 2019 Annual Meeting of Shareholders will be timely if delivered no earlier than November 27, 2019 and no later than the close of business on December 27, 2019. Unless such notice is received by us, Attention: Corporate Secretary, at our principal executive offices, on or before the foregoing date, proxies with respect to such meeting will confer discretionary voting authority with respect to any such matter.

Other Shareholder Communications with the Board of Directors
Generally, shareholders who have questions or concerns should contact our investor relations team. For questions and communications shareholders wish to address directly to the Board, shareholders should address such communications to the Board, the particular committee, or particular director, c/o Alexion Pharmaceuticals, Inc., 121 Seaport Boulevard, Boston, MA 02210, Attention: Corporate Secretary. All such communications should include a representation from the submitting shareholder setting forth the shareholder's address and the number of shares of Alexion common stock beneficially owned by the shareholder.
The Corporate Secretary will (i) be primarily responsible for monitoring communications from shareholders and (ii) provide copies or summaries of such communications to the Board, the relevant committee, or the director to whom such communication is addressed, as the Corporate Secretary considers appropriate. Each shareholder communication will be forwarded if it relates to a substantive matter and includes suggestions or comments that the Corporate Secretary considers to be important for the directors, or director, to know. In general, shareholder communications relating to corporate governance and long-term corporate strategy are more likely to be forwarded than shareholder communications relating to personal grievances and matters as to which we tend to receive repetitive or duplicative communications.
The Board will give appropriate attention to written communications on such issues and will respond as appropriate.

"Householding" of Proxy Materials
The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more shareholders sharing the same address by delivering a single proxy statement addressed to those shareholders. This process, which is commonly referred to as "householding," potentially provides extra convenience for shareholders and cost savings for companies. Alexion and some brokers "household" proxy materials, delivering a single proxy statement to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker or Alexion that they or Alexion will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, or if you are receiving multiple copies of the proxy statement and wish to receive only one, please notify your broker if your shares are

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held in a brokerage account, or Alexion if you hold shares directly in your name. You can notify Alexion by sending a written request to Corporate Secretary, Alexion Pharmaceuticals, Inc., 121 Seaport Boulevard, Boston, MA 02210 or by calling (475) 230-2596.
Other Business
Other than the matters described in this proxy statement, the Board of Directors knows of no other business to be acted upon at the 2019 Annual Meeting. However, if any other business properly comes before the Annual Meeting, it is the intention of the persons named in the enclosed proxy to vote on such matters in accordance with their best judgment.
The prompt return of your proxy will be appreciated and helpful in obtaining the necessary vote. Therefore, whether or not you expect to attend the 2019 Annual Meeting, please sign the proxy and return it in the enclosed envelope. If you need directions to the meeting, please call Alexion's Investor Relations at (475) 230-2596.
A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDING DECEMBER 31, 2018 WILL BE SENT WITHOUT CHARGE TO ANY SHAREHOLDER REQUESTING IT IN WRITING FROM: ALEXION PHARMACEUTICALS, INC., 121 SEAPORT BOULEVARD, BOSTON, MA 02210, ATTN: INVESTOR RELATIONS.

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Appendix A
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
The following table presents the reconciliation of GAAP to Non-GAAP net income (in millions, except per share amounts) for the years ended December 31, 2018 and 2017:

	Twelve months ended
	December 31
	2018	2017
GAAP net income (loss)	$77.6	$443.3
Before tax adjustments:
Cost of sales:
Share-based compensation	16.0	11.1
Fair value adjustment in inventory acquired	—	5.2
Restructuring related expenses	5.8	152.1
Research and development expense:
Share-based compensation	57.4	76.4
Upfront payments related to licenses and collaborations	26.7	49.4
Restructuring related expenses	0.1	16.3
Selling, general and administrative expense:
Share-based compensation	129.6	155.7
Restructuring related expenses	19.4	10.9
Litigation charges	13.0	—
Gain on sale of asset	(3.5)	—
Acquired in-process research and development	1,183.0	—
Amortization of purchased intangible assets	320.1	320.1
Change in fair value of contingent consideration	116.5	41.0
Restructuring expenses	25.5	104.6
Impairment of intangible assets	—	31.0
Investment (expense) income:
Change in value of strategic equity investments	(43.1)	—
Other income:
Restructuring related expenses	(0.1)	2.6
Adjustments to income tax expense	(145.4)	(82.2)
Non-GAAP net income	$1,798.6	$1,337.5

GAAP earnings (loss) per common share - diluted	$0.35	$1.97
Non-GAAP earnings per common share - diluted	$7.92	$5.86

A-1

Form Of Proxy Card
ALEXION PHARMACEUTICALS, INC.
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 14, 2019.
Ludwig Hantson, Paul Clancy and Ellen Chiniara, and each of them, as the true and lawful attorneys, agents and proxies of the undersigned, with full power of substitution, are hereby authorized to represent and to vote all shares of Common Stock of Alexion Pharmaceuticals, Inc. (the "Company") held of record by the undersigned on March 15, 2019, at the Annual Meeting of Shareholders to be held at 5:30 p.m. on Tuesday, May 14, 2019 at the Seaport Hotel, 1 Seaport Lane, Boston, MA 02210 and any adjournment thereof. Any and all proxies heretofore given are hereby revoked.
WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED AS DESIGNATED BY THE UNDERSIGNED. IF NO CHOICE IS SPECIFIED, THE PROXY WILL BE VOTED FOR EACH OF THE NOMINEES FOR DIRECTOR LISTED IN PROPOSAL 1, IN FAVOR OF PROPOSALS 2 AND 3, AND AGAINST PROPOSAL 4. IN THEIR DISCRETION, THE PROXIES ARE ALSO AUTHORIZED TO VOTE UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING AND ANY ADJOURNMENT THEREOF.

1	Proposal – Election of Directors-Nominees are:
Felix J. Baker, David R. Brennan, Christopher J. Coughlin, Deborah Dunsire, Paul A. Friedman, Ludwig N. Hantson, John T. Mollen, Francois Nader, Judith A. Reinsdorf and Andreas Rummelt.
☐   FOR ALL
☐    AGAINST ALL to vote for the listed nominees.
☐     FOR ALL EXCEPT (do not vote for the nominee(s) whose name(s) appears(s) below):

2	Proposal No. 2 – Ratification of appointment by the Board of Directors of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm.
                    ☐      FOR            ☐      AGAINST        ☐     ABSTAIN

3	Proposal No. 3 – Approval of a non-binding advisory vote of the 2018 compensation paid to Alexion's named executive officers.
                    ☐      FOR            ☐      AGAINST        ☐     ABSTAIN

4	Proposal No. 4 – Shareholder Proposal requesting certain proxy access Bylaw amendments.
                    ☐      FOR            ☐      AGAINST        ☐     ABSTAIN
IMPORTANT: Please sign exactly as name appears below. Each joint owner shall sign. Executors, administrators, trustees, etc. should give full title as such. If signor is a corporation, please give full corporate name by duly authorized officer. If a partnership, please sign in partnership name by authorized person.

Dated                                                                              , 2019

Signature

Signature if held jointly
The above-signed acknowledges receipt of the Notice of Annual Meeting of Shareholders and the Proxy Statement furnished therewith.
PLEASE SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.